Exhibit 99.2

PRO FORMA VALUATION REPORT

FIRST CHARTER, MHC
CHARTER FINANCIAL CORPORATION
CHARTERBANK
West Point, Georgia

Dated As Of:
May 21, 2010

Amended As Of:
August 10, 2010

Prepared By:

RP® Financial, LC.
1100 North Glebe Road
Suite 1100
Arlington, Virginia  22201

RP® FINANCIAL, LC.
Serving the Financial Services Industry Since 1988

May 21, 2010

Boards of Directors
First Charter, MHC
Charter Financial Corporation
CharterBank
1233 O.G. Skinner Drive
West Point, Georgia  31833

Members of the Boards of Directors:

At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock to be issued by Charter Financial Corporation, West Point, Georgia (“Charter Financial” or the “Company”) in connection with the stock issuance plan more fully described below whereby the Company will offer shares of its common stock in an “incremental” stock offering.  The incremental offering will allow the Company to raise capital while remaining a majority owned subsidiary of its mutual holding company parent, First Charter, MHC (the “MHC”).  The MHC currently has a majority ownership interest in, and its principal asset consists of, approximately 84.9% of the common stock of Charter Financial (the “MHC Shares”), the mid-tier holding company for CharterBank, West Point, Georgia (the “Bank”).  The remaining 15.1% of Charter Financial’s common stock is owned by public stockholders.  Charter Financial, which completed its initial public stock offering in October 2001, owns 100% of the common stock of the Bank.  It is our understanding that Charter Financial will offer its stock, representing the majority ownership interest held by the MHC, in a subscription offering to Eligible Account Holders, Employee Stock Benefit Plans, Supplemental Eligible Account Holders and Other Members.  To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale in a community offering to members of the local community with a preference given first to natural persons residing in Georgia and Alabama and then to Charter Financial public stockholders.

This Appraisal is furnished pursuant to the requirements of the Code of Federal Regulations 563b.7 and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” of the Office of Thrift Supervision (“OTS”), which have been adopted in practice by the Federal Deposit Insurance Corporation (“FDIC”).

Washington Headquarters Rosslyn Center 1100 North Glebe Road, Suite 1100 Arlington, VA 22201 www.rpfinancial.com	Telephone: (703) 528-1700 Fax No.: (703) 528-1788 Toll-Free No.: (866) 723-0594 E-Mail: mail@rpfinancial.com

Boards of Directors
May 21, 2010

Stock Issuance Plan

On April 20, 2010 and amended as of June 7, 2010, the respective Boards of Directors of the MHC, the Company and the Bank adopted the Stock Issuance Plan whereby the Company will offer shares of its common stock in an “incremental” stock offering. The incremental offering (the “Offering”) will allow the Company to raise capital while remaining a majority owned subsidiary of its mutual holding company parent, First Charter, MHC.  The incremental offering will not increase the number of outstanding shares of common stock because the number of shares owned by First Charter, MHC will be reduced by the number of shares sold by the Company in the offering.  As of March 31, 2010, the MHC’s ownership interest in Charter Financial approximated 84.9%, and the public stockholders’ ownership interest in Charter Financial approximated 15.1%.  Pursuant to the Stock Issuance Plan, the Company will issue sufficient shares to increase the public stockholders’ ownership interest to between 38.0% and 47.0% and, the MHC’s ownership interest will be reduced to between 62.0% and 53.0%, respectively.  Because the total number of shares issued and outstanding, including shares held by the MHC and shares held by public stockholders, will not change as a result of the Offering, the pro forma appraisal determined herein determines the per share offering price and the valuation range will be applied to the offering price per share.

The Company intends to use proceeds from the offering to support organic growth and acquisitions of financial institutions as opportunities arise, especially acquisitions of troubled financial institutions with FDIC assistance.  In March 2010, CharterBank purchased certain assets and assumed the deposits and certain other liabilities of McIntosh Commercial Bank, a commercial bank headquartered in Carrollton, Georgia, and in June 2009, CharterBank purchased certain assets and assumed certain liabilities of Neighborhood Community Bank, a commercial bank headquartered in Newnan, Georgia.  The acquisition of each of these failed institutions included FDIC loss-sharing agreements.

In adopting the Stock Issuance Plan, the Board terminated First Charter, MHC’s plan to reorganize into the stock holding company structure and undertake a “second-step” stock offering, which was announced in December 2009.

RP® Financial, LC.

RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form.  The background and experience of RP Financial is detailed in Exhibit V-1.  We believe that, except for the fee we will receive for our appraisal, we are independent of the Company, the Bank, the MHC and the other parties engaged by the Bank or the Company to assist in the stock conversion process.

Boards of Directors
May 21, 2010

Valuation Methodology

In preparing our Appraisal, we have reviewed the regulatory applications of Charter Financial, the Bank and the MHC, including the prospectus as filed with the OTS and the Securities and Exchange Commission (“SEC”).  We have conducted a financial analysis of Charter Financial, the Bank and the MHC that has included a review of audited financial information for fiscal years ended September 30, 2005 through 2009 and through March 31, 2010, and due diligence related discussions with Charter Financial’s management; Dixon Hughes, PLLC, the Company’s independent auditor; Luse Gorman Pomerenk & Schick, P.C., Charter Financial’s conversion counsel; and Stifel, Nicolaus & Company, Incorporated, the Company’s financial and marketing advisor in connection with the stock offering.  All assumptions and conclusions set forth in the Appraisal were reached independently from such discussions.  In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable.  While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

We have investigated the competitive environment within which the Company operates and have assessed the Company’s relative strengths and weaknesses.  We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential impact on the Company and the industry as a whole.  We have analyzed the potential effects of the Offering on the Company’s operating characteristics and financial performance as they relate to the pro forma market value.  We have reviewed the economy in the Company’s primary market area and have compared the Company’s financial performance and condition with publicly-traded thrifts in mutual holding company form, as well as all publicly-traded thrifts.  We have reviewed conditions in the securities markets in general and in the market for thrift stocks in particular, including the market for existing thrift issues and the market for initial public offerings by thrifts.  We have specifically considered the market for the stock of publicly-traded mutual holding companies, including the market for offerings completed by other mutual holding companies.  We have excluded from such analyses thrifts subject to announced or rumored acquisition, mutual holding company institutions that have announced their intent to pursue second step conversions, and/or those institutions that exhibit other unusual characteristics.  We have also considered the expected market for the Company’s public shares immediately upon completion of the Offering.

Our Appraisal is based on the Company’s representation that the information contained in the regulatory applications and additional information furnished to us by the Company, its independent auditors, legal counsel and other authorized agents are truthful, accurate and complete.  We did not independently verify the financial statements and other information provided by the Company, its independent auditors, legal counsel and other authorized agents nor did we independently value the individual assets or liabilities, on or off balance sheet, of the Company.  The valuation considers the Company only as a going concern and should not be considered as an indication of the Company’s liquidation value.

Our appraised value is predicated on a continuation of the current operating environment for the Bank, the MHC and the Company and for all thrifts and their holding companies, including mutual holding companies.  Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability, and may materially impact the value of thrift stocks as a whole or the Bank’s, the MHC’s and the Company’s values alone.  It is our understanding that there are no current plans for pursuing a second step conversion or for selling control of the Bank or the Company at this time.  To the extent that such factors can be foreseen, they have been factored into our analysis.

Boards of Directors
May 21, 2010

Pro forma market value is defined as the price at which the Company’s stock, immediately upon completion of the offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Valuation Conclusion

It is our opinion that, as of May 21, 2010, the aggregate market value of the Company’s pro forma market value of the shares to be issued immediately following the completion of the Stock Issuance Plan, including the shares issued to public shareholders as well as those retained by the MHC, equaled $170,852,103.  Based upon 18,672,361 shares issued and outstanding, the pro forma market value is $8.60 per share.  This pro forma market value forms the midpoint of the valuation range with a minimum of $145,270,969 and a maximum of $196,433,238 based on a minimum price per share of $7.78 and a maximum price per share of $10.52.  The resulting range of value pursuant to regulatory guidelines and the corresponding pro forma valuation per share based upon 18,672,361 shares issued and outstanding is set forth below:

	Pro Forma	Total Shares	Pro Forma
	Valuation	Issued and	Market
	Per Share	Outstanding (1)	Value

Supermaximum	$11.37	18,672,361	$212,304,745
Maximum	$9.89	18,672,361	$184,669,650
Midpoint	$8.60	18,672,361	$160,582,305
Minimum	$7.31	18,672,361	$136,494,959

(1)	Pursuant to the Stock Issuance Plan, the number of shares w ill not change as a result of the incremental offering.

The Offering

 The Stock Issuance Plan allows the Board of Directors to determine the number of shares that will be sold in the Offering, with a minimum number of shares sold that will increase the public stockholders’ ownership to 38.0% and a maximum number of share sold that will increase the public stockholders’ ownership to 47.0%.  Based on the midpoint pro forma market value of $8.60 per share and the valuation range discussed above, the offering assuming the minimum shares and maximum shares offered are set forth below.

Boards of Directors
May 21, 2010

Limiting Factors and Considerations

Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the Common Stock.  Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of Common Stock in the Offering will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the pro forma market value thereof.

				Percent of Company Shares
	Pro Forma Valuation Per Share	Total Shares Sold in the Offering	Offering Amount	Sold in the Offering	Outstanding After the Offering

Assuming the minimum number of shares sold
Supermaximum	$11.37	5,961,573	$67,783,085	31.9%	47.0%
Maximum	$9.89	5,961,573	$58,959,957	31.9%	47.0%
Midpoint	$8.60	5,961,573	$51,269,528	31.9%	47.0%
Minimum	$7.31	5,961,573	$43,579,099	31.9%	47.0%

Assuming the maxmum number of shares sold
Supermaximum	$11.37	4,281,060	$48,675,652	22.9%	38.0%
Maximum	$9.89	4,281,060	$42,339,683	22.9%	38.0%
Midpoint	$8.60	4,281,060	$36,817,116	22.9%	38.0%
Minimum	$7.31	4,281,060	$31,294,549	22.9%	38.0%

RP Financial’s valuation was based on the financial condition, operations and shares outstanding of Charter Financial as of March 31, 2010, the date of the financial data included in the prospectus.

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.  RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its client institutions.

Boards of Directors
May 21, 2010

This valuation will be updated as provided for in the conversion regulations and guidelines.  These updates will consider, among other things, any developments or changes in the financial performance and condition of Charter Financial, management policies, and current conditions in the equity markets for thrift shares, both existing issues and new issues.  These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment for financial institutions, the stock market and the market for thrift stocks, and interest rates.  Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made.  The reasons for any such adjustments will be explained in the update at the date of the release of the update.  The valuation will also be updated at the completion of Charter Financial’s stock offering.

Respectfully submitted,
RP® FINANCIAL, LC.

/s/ William E. Pommerening
William E. Pommerening
Chief Executive Officer and Managing Director

/s/ James P. Hennessey
James P. Hennessey
Director

RP® Financial, LC.	TABLE OF CONTENTS
i

TABLE OF CONTENTS
CHARTER FINANCIAL CORPORATION
CHARTERBANK
West Point, Georgia

PAGE
DESCRIPTION		NUMBER

CHAPTER ONE	OVERVIEW AND FINANCIAL ANALYSIS
Introduction		I.1
Stock Issuance Plan		I.2
Purpose of the Reorganization		I.3
Strategic Overview		I.4
Business Plan		I.6
Balance Sheet Trends		I.8
Income and Expense Trends		I.14
Interest Rate Risk Management		I.18
Lending Activities and Strategy		I.19
Asset Quality		I.24
Funding and Composition Strategy		I.25
Subsidiary		I.25
Legal Proceedings		I.26

CHAPTER TWO	MARKET AREA
Introduction		II.1
Interest Rate Environment		II.3
Market Area Demographics		II.3
Regional/Local Economic Factors		II.6
Market Area Deposit Characteristics		II.8
Summary		II.10

CHAPTER THREE	PEER GROUP ANALYSIS
Peer Group Selection		III.1
Basis of Comparison		III.2
Selected Peer Group		III.3
Financial Condition		III.6
Income and Expense Components		III.9
Loan Composition		III.12
Credit Risk		III.14
Interest Rate Risk		III.15
Summary		III.18

RP® Financial, LC.	TABLE OF CONTENTS
ii

TABLE OF CONTENTS
CHARTER FINANCIAL CORPORATION
CHARTERBANK
West Point, Georgia

 (continued)

PAGE
DESCRIPTION		NUMBER

CHAPTER FOUR VALUATION ANALYSIS
Introduction		IV.1
Appraisal Guidelines		IV.1
RP Financial Approach to the Valuation		IV.2
Valuation Analysis		IV.3
1.	Financial Condition	IV.3
2.	Profitability, Growth and Viability of Earnings	IV.4
3.	Asset Growth	IV.6
4.	Primary Market Area	IV.7
5.	Dividends	IV.8
6.	Liquidity of the Shares	IV.8
7.	Marketing of the Issue	IV.9
	A. The Public Market	IV.9
	B. The New Issue Market	IV.14
	C. The Acquisition Market	IV.16
	D. Trading in Charter Financial Stock	IV.16
8.	Management	IV.18
9.	Effect of Government Regulation and Regulatory Reform	IV.19
Summary of Adjustments		IV.19
Basis of Valuation-Fully Converted Pricing Ratios		IV.20
Valuation Approaches: Fully Converted Basis		IV.21
1.	Price-to-Earnings (“P/E”)	IV.25
2.	Price-to-Book (“P/B”)	IV.26
3.	Price-to-Assets (“P/A”)	IV.27
Comparison to Recent Offerings		IV.28
Valuation Conclusion		IV.29

RP® Financial, LC.	LIST OF TABLES
iii

LIST OF TABLES
CHARTER FINANCIAL CORPORATION
CHARTERBANK
West Point, Georgia

TABLE
NUMBER	DESCRIPTION	PAGE

1.1	Historical Balance Sheet Data	I.9
1.2	Historical Income Statements	I.15

2.1	Summary Demographic Data	II.5
2.2	Unemployment Trends	II.7
2.4	Deposit Summary	II.9

3.1	Peer Group of Publicly-Traded Thrifts	III.5
3.2	Balance Sheet Composition and Growth Rates	III.7
3.3	Income as a Pct. of Avg. Assets and Yields, Costs, Spreads	III.10
3.4	Loan Portfolio Composition and Related Information	III.13
3.5	Credit Risk Measures and Related Information	III.16
3.6	Interest Rate Risk Measures and Net Interest Income Volatility	III.17

4.1	Pricing Characteristics and After-Market Trends	IV.15
4.2	Market Pricing Comparatives	IV.17
4.3	Comparable Institution Analysis: implied per share data	IV.22
4.4	Pricing Ratios Fully Converted Basis: MHC Institutions	IV.30
4.5	Pricing Ratios Reported Basis: MHC Institutions	IV.31

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.1

I.  OVERVIEW AND FINANCIAL ANALYSIS

Introduction

CharterBank (the “Bank”), organized in 1954, is a federally chartered stock savings bank headquartered in West Point, Georgia.  The Bank serves the I-85 corridor in western Georgia and eastern Alabama through 16 full-service branches, its corporate office and three loan production offices (“LPOs”).  CharterBank’s parent is Charter Financial Corporation (“Charter Financial” or the “Company”) which is 84.9% owned by First Charter MHC (“First Charter” or the “MHC”) and 15.1% owned by public shareholders.

On October 16, 2001, CharterBank converted from a federally-chartered mutual savings and loan association into a three-tiered mutual holding company structure.  CharterBank was the wholly-owned subsidiary of Charter Financial (the mid-tier holding company), and Charter Financial was the majority owned subsidiary of First Charter.  Through a public offering the same year, Charter Financial sold 3,964,481 shares of its common stock to the public, representing 20% of the outstanding shares, at $10.00 per share and received net proceeds of $37.2 million.  Charter Financial contributed 50% of the net proceeds from the initial public offering to CharterBank.  An additional 15,857,924 shares, or 80% of the outstanding shares of Charter Financial, were issued to First Charter. An Employee Stock Ownership Plan (“ESOP”) was established and the ESOP acquired 317,158 shares of Charter Financial common stock in the offering, using the proceeds of a loan from Charter Financial.  The net proceeds, adjusted for the ESOP, totaled approximately $34 million.

Pursuant to a tender offer transaction completed in fiscal 2007, the Company repurchased 508,842 shares of its common stock and deregistered with the Securities and Exchange Commission (“SEC”).  In conjunction with the deregistration, the Company moved the trading of its stock from NASDAQ to the Over-the-Counter Bulletin Board (“OTCBB”), where it is now quoted under the symbol CHFN.OB.  Both the Company and the MHC earn interest income on a small balance of liquidity investments and there are no other significant activities conducted by the Company or the MHC.   The most significant asset of the Company is its equity investment in the Bank; in addition, the Company has extended a loan to the Bank’s employee stock ownership plan (“ESOP”).

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.2

As of March 31, 2010, the Company had $1.24 billion in assets, $906.6 million in deposits and total equity of $110.7 million, or 8.9% of total assets.  The Company’s audited financial statements are included by reference as Exhibit I-1 and a summary of key operating ratios are included in Exhibit 1-2.  The Bank is a member of the Federal Home Loan Bank (“FHLB”) system, and its deposits are insured up to the regulatory maximums by the Federal Deposit Insurance Corporation (“FDIC”).

Stock Issuance Plan

On April 20, 2010 and amended as of June 7, 2010, Charter Financial announced that the Board of Directors unanimously adopted a stock issuance plan (“Stock Issuance Plan”), pursuant to which Charter Financial will retain its three-tier MHC structure and will pursue an incremental offering that will increase the ownership of public stockholders.  Shares will be offered for sale to eligible depositors of CharterBank, Neighborhood Community Bank and McIntosh Commercial Bank, Charter Financial’s tax-qualified employee stock benefit plans, eligible borrowers of CharterBank, and to the extent shares remain available, residents of Alabama and Georgia, stockholders other than First Charter, MHC and the general public.  Under the terms of the Stock Issuance plan, at the conclusion of the stock offering, First Charter, MHC will contribute to Charter Financial a number of shares of common stock equal to the number of shares sold in the stock offering and such shares will then be cancelled to avoid dilution to the existing public stockholders.  The total number of outstanding shares of common stock of Charter Financial will not change as a result of the stock offering.  As of March 31, 2010, the MHC’s ownership interest in Charter Financial approximated 84.9%, and the public stockholders’ ownership interest in Charter Financial approximated 15.1%.  The Company will issue sufficient shares in the offering to increase the public stockholders’ ownership interest to between 38.0% and 47.0% and, the MHC’s ownership interest will be reduced to between 62.0% and 53.0%, respectively.  Because the total number of shares issued and outstanding, including shares held by the MHC and shares held by public stockholders, will not change as a result of the Offering, the pro forma appraisal determined herein determines the per share offering price and the valuation range will be applied to the offering price per share.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.3

Purpose of the Reorganization

The incremental offering will increase Charter Financial’s capital level and is intended to facilitate continued growth and implementation of the Company’s business strategy by: (1) supporting internal growth through increased lending in the communities served serve, including the new markets resulting from the recent acquisitions of Neighborhood Community Bank (“NCB”) and Mackintosh Commercial Bank (“MCB”); (2) providing capital to support acquisitions of financial institutions as opportunities arise, especially troubled financial institutions with Federal Deposit Insurance Corporation assistance, although there are no current agreements to acquire a financial institution or other entity;   (3) improving the Company’s capital position during a period of significant economic, regulatory and political uncertainty, especially for the financial services industry; (4) enabling the Company to enhance existing products and services to meet the needs of the marketplace; (5) assisting in managing interest rate risk; and (6) improving the liquidity of the Company’s shares of common stock and enhancing stockholder returns through more flexible capital management strategies.  The projected use of stock proceeds is highlighted below.

●	The MHC. The MHC will receive no proceeds from the stock offering.

●
The Company.  The Company is expected to retain up to 50% of the net offering proceeds.  At present, Company funds, net of the loan to the ESOP, are expected to be invested initially into high quality investment securities with short- to intermediate-term maturities, generally consistent with the current investment mix.  Over time, Company funds are anticipated to be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Bank, repurchases of common stock, and the payment of regular and/or special cash dividends.

●
The Bank.  The balance of the net offering proceeds will be infused into the Bank.  Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank are anticipated to become part of general operating funds, and are expected to initially be invested in short-term investments pending longer term deployment, i.e., funding lending activities, general corporate purposes and/or expansion and diversification.

The Company expects to continue to pursue a controlled growth strategy, seeking to diminish the wholesale elements of the balance sheet (i.e., investment in wholesale investment and mortgage-backed securities funded by brokered and credit union CDs as well as borrowed funds).  Growth may be facilitated by branch or whole bank acquisitions including assisted transaction similar to the NCB and MCB acquisitions but none are contemplated at this time. Over the long term, the Company will seek to leverage its strong capital through such growth and may also consider various capital management strategies including pursuing a second step conversion, share repurchases, payment of dividends and other corporate transactions to assist in the long-run objective of increasing shareholder value.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.4

Strategic Overview

Charter Financial is a community-oriented financial institution, with the primary focus on meeting the borrowing needs of its local retail and commercial customers in the markets served by its branches and other nearby areas.  Over much of its existence, Charter Financial pursued a traditional thrift operating strategy, with 1-4 family loans and retail deposits making up the majority of the balance sheet.  Beginning in the late 1980s, however, Charter Financial began to pursue alternative strategies that impacted the current size and composition of the balance sheet.

Freddie Mac Stock.  The economy in Charter Financial’s market area in the West Point area has historically been a low growth rural market which, coupled with a relatively competitive marketplace, prompted management in the late 1980s to search for alternative investment vehicles.  The Company realized significant appreciation in the value of its Freddie Mac Stock investment, which was valued at nearly $350 million at its peak level which provided for a more than $200 million after-tax gain.  The value of the Company’s Freddie Mac stock fluctuated through 2007 both as a result in changes in the market price (the investment was classified as available for sale and marked-to-market for financial reporting purposes) but gradually diminished as a result of periodic divestitures.  In this regard, the Bank sold shares of Freddie Mac stock in fiscal 2007 to generate approximately $70.6 million of cash in connection with the repurchase of 508,842 shares of Charter Financial common stock as it sought to deregister with the SEC.  The value of the Freddie Mac stock investment fell sharply in fiscal 2008 as the financial crisis erupted and Freddie Mac required Federal financial assistance to remain solvent.  Charter Financial disposed of its remaining ownership of Freddie Mac Stock in fiscal 2008.  The financial problems of Freddie Mac and the erosion of its stock price has been the principal factor in the diminishment of the Company’s capital from a fiscal year end peak level of $267.7 million in 2006 to $101.0 million as of March 31, 2010.  Moreover, the Freddie Mac stock supported the Company’s earnings through fiscal 2008, both through dividends received, the sale of covered call option contacts on Freddie Mac stock and through gains on sale realized through periodic sales of shares Freddie Mac stock.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.5

Balance Sheet Leverage.  In response to the growth in equity resulting from the appreciation in the value of Freddie Mac stock, the infusion of the net proceeds of the minority stock offering completed in 2001, and owing to the limited retail growth opportunities in the Company’s traditional markets in eastern Alabama and western Georgia, Charter Financial pursued a wholesale leveraging strategy whereby the Company utilized borrowings and wholesale deposits (i.e., brokered deposits and credit union CDs) to fund the purchase of investment securities.  The purpose of this strategy was to supplement the growth provided by retail operations to generate net interest income from the yield-cost spread realized on the new assets and liabilities.  Primarily as a result of this strategy, total assets grew from $352 million in 1996 to a peak level of $1.1 billion in fiscal 2006.  As the Company’s equity has diminished since fiscal 2006, Charter Financial has intensified efforts to grow within profitable niches in targeted areas of retail banking.

Retail Banking Operations.  The Company has been seeking to build its retail banking operations to offset the loss of income from the Freddie Mac stock investment and the limited profitability of the wholesale leveraging strategy referenced above.  In this regard, Charter Financial has been seeking to expand its retail banking footprint within the I-85 corridor in eastern Alabama and western Georgia both through de novo branching and through acquisition (the Company has completed four acquisitions since 1999 and the most recent acquisitions of NCB and MCB with FDIC assistance were the most significant and will be more fully described in a section to follow).  Overall, the Company is seeking to reduce the wholesale component of its operations by seeking to focus on the building of a retail deposit base and funding of local loans.  To this end, Charter Financial is positioning itself as a full-service community bank that offers both retail and commercial loan and deposit products to all the markets currently served by the Company, within the I-85 corridor.   From the standpoint of its lending operations, Charter Financial’s lending operations consist of four major segments:  (1) residential mortgage lending for portfolio; (2) commercial and multi-family mortgage lending; (3) construction lending and (4) secondary market operations where Charter Financial originates loans for resale (servicing has been retained by the Bank in the past but currently loans are generally sold with the servicing rights released).  The core banking strategy also includes a focus on retail deposit funding including higher balance and/or low-cost transaction accounts that management anticipates will reduce Charter Financial’s funding and/or operating costs while stabilizing overall funding operations.  The Company’s core business operations also include an effort to improve service and increase efficiency in the core banking operations

Growth Through Acquisition.  In view of the small size and limited growth of the Company’s markets, management has pursued growth through acquisition by completing four acquisitions since 1999.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.6

●
Citizens BancGroup, Inc.  The Company acquired Citizens BancGroup, Inc., Valley Alabama (“Citizens”) in 1999, in an all cash acquisition which added approximately $45 million and $42 million of assets and deposits, respectively, to the Company’s balance sheet and added three offices in Valley and one office in Lannett (one office has subsequently been closed).

●
EBA Bancshares.  In 2003, the Company acquired EBA Bancshares (“EBA”) and its Eagle Bank subsidiary operating in the Auburn/Opelika market with a total of three branches.  The $8.4 million acquisition price consisted solely of cash and added approximately $77 million of assets to the Company’s balance sheet.

●
Neighborhood Community Bank.  In June 2009, the Company entered into an acquisition agreement with the Federal Deposit Insurance Corporation to acquire certain assets and assume certain liabilities of NCB, a full-service commercial bank headquartered in Newnan, Georgia.  The Company assumed $195.3 million of NCB’s liabilities, including $181.3 million of deposits, with no deposit premium paid, and acquired $202.8 million of NCB assets, including $159.9 million of loans, net of unearned income, and $17.7 million of real estate owned, at a discount to book value of $26.9 million.  The acquisition agreement with the Federal Deposit Insurance Corporation included loss-sharing agreements pursuant to which the Federal Deposit Insurance Corporation will assume 80% of losses and share 80% of loss recoveries on the first $82 million of losses on acquired loans and real estate owned, and assume 95% of losses and share 95% of loss recoveries on losses exceeding $82 million.  Loans and other real estate owned that are covered under the loss-sharing agreements are referred to as “covered loans” and “covered other real estate,” respectively.

●
McIntosh Commercial Bank. In March 2010, the Company entered into an acquisition agreement with the Federal Deposit Insurance Corporation to acquire certain assets and assume certain liabilities of MCB, a full-service commercial bank headquartered in Carrollton, Georgia.  The Company assumed $306.2 million of MCB’s liabilities, including $295.0 million of deposits, with no deposit premium paid, and acquired $322.6 million of MCB assets, including $207.6 million of loans, net of unearned income, and $55.3 million of real estate owned, at a discount to book value of $155.9 million.  The acquisition agreement with the Federal Deposit Insurance Corporation included loss-sharing agreements pursuant to which the Federal Deposit Insurance Corporation will assume 80% of losses and share 80% of loss recoveries on the first $106 million of losses on acquired loans and real estate owned, and assume 95% of losses and share 95% of loss recoveries on losses exceeding $106 million.   The Company recorded approximately $15.6 million in purchase gain, or negative goodwill, in connection with the MCB transaction.

Business Plan

The Company’s business plan for the future is focused on integrating the operations of NCB and MCB over the near term and building the retail banking franchise over the longer term.  Specific strategic objectives include the following:

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.7

Effective Integration of the NCB and MCB Acquisitions. Management is seeking to integrate the operations of its two most recent acquisitions as seamlessly and efficiently as possible, while minimizing customer and employee disruption.  Over the longer term, the Company will seek to build on the NCB and MCB franchises in the Atlanta metropolitan area through expanded products and services, including expanded branch hours, potential de novo branching in the region and possibly additional acquisitions of financial institutions or branch offices.

Reduce Acquired Delinquent Loans and Repossessed Assets.  As of March 31, 2010, the Company had approximately $93.6 million of non-performing loans 90 days or more delinquent as well as $35.7 million of real estate owned (“REO”) which were acquired with NCB and MCB, all with FDIC loss share coverage.  Additionally, a significant portion of the remaining balance of acquired assets have significant credit risk exposure given the deficiencies in underwriting which led to the failures of these two institutions.  Furthermore, the Company has $20.5 million of non-performing assets (“NPAs”) unrelated to the NCB and MCB acquisitions.  Charter Financial’s management has sought to take an aggressive stance with respect to the resolution of acquired delinquent loans and REO recognizing that the timely resolution of NPAs will be a key factor in realizing the potential benefits of the acquisitions.  Accordingly, the Company has established a team of four Charter Financial employees led by a senior loan officer to be solely dedicated to the resolution of problem assets.

Strengthen and Solidify Community Bank Profile.  The Company will continue to build its retail banking profile while diminishing the wholesale banking emphasis.   In this regard, Charter Financial is seeking to build a diversified balance sheet, positioning the Company as a full-service community bank that offers both retail and commercial loan and deposit products to all the markets currently served by Charter Financial within the I-85 corridor.

Growth Strategy.   The Company will be seeking to take advantage of the profitable growth opportunities presented within its current market, capitalizing on the expanded retail footprint acquired through NCB and MCB.  It is believed that the increased capitalization of the Company following completion of the incremental offering coupled with the possible retrenchment by many competing banks in Charter Financial’s markets owing to asset quality problems will facilitate the ability to undertake moderate retail-oriented growth.  Moreover, the Company will seek to supplement retail growth through de novo branching and acquisition. In this regard, Management has indicated that there remain numerous federally-insured banks and thrifts in troubled financial condition (i.e., high NPAs, operating at a loss, weak capital ratios, etc.) and the Company further believes that federally assisted resolutions will continue.  Coupled with the Company’s strong pro forma capitalization, Charter Financial believes there may be significant additional opportunities to complete whole bank acquisition transactions with FDIC financial assistance under terms which may be favorable.

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I.8

Balance Sheet Trends

Table 1.1 shows the Company’s historical balance sheet data for the past five fiscal years and as of March 31, 2010.  From September 30, 2005 through March 31, 2010, Charter Financial’s assets increased at 4.5% compounded annual rate to equal $1.24 billion as of March 31, 2010.  However, a detailed balance sheet analysis suggests that a significant portion of the asset trends have been driven initially by the valuation of Freddie Mac stock and, more recently, by acquisition activity.  Specifically, total assets increased $76.8 million in fiscal 2006 to a level of $1.10 billion supported by a $39.5 million increase in the value of Freddie Mac stock.  Total assets subsequently declined by $295.8 million through the end of fiscal 2008 driven substantially by a reduction in the investment in Freddie Mac Stock.  Total assets increased between the end of fiscal 2008 and March 31, 2010 reflecting the impact of assets acquired with NCB in 2009 and with MB in 2010, net of the impact of the runoff of a portion of the Company’s wholesale funds.

Loans have realized a faster growth rate than total assets and thus increased in proportion to total assets from 35.0% at September 30, 2005, to 54.5% at March 31, 2010.   Specifically, loans increased at an 15.3% rate over the period from the end of fiscal 2005 through March 31, 2010, while investment securities diminished over the corresponding timeframe, both in dollar terms and in proportion to total assets.   Loan growth between fiscal 2005 and 2008, equal to $71.7 million or 20.1%, reflects the Company’s efforts to expand lending on a retail basis primarily in the markets where it maintains a retail branch banking footprint.  The loan portfolio increased more substantially through March 31, 2010 primarily as a result of the NCB and MCB acquisitions.

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I.9

Table I.1
Charter Financial Corporation
Historical Balance Sheets
(Amount and Percent of Assets)(1)

													Annual
	As of the Year Ended September 30,												Growth
	2005		2006		2007		2008		2009		3/31/2010		Rate
	Amount	Pct	Amount	Pct	Amount	Pct	Amount	Pct	Amount	Pct	Amount	Pct	Pct
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	(%)

Total Amount of:
Assets	$1,020,570	100.0%	$1,097,322	100.0%	$1,021,856	100.0%	$801,500	100.0%	$936,880	100.0%	$1,242,740	100.0%	4.5%
Cash and Cash Equivalents	20,864	2.0%	24,421	2.2%	64,671	6.3%	14,639	1.8%	53,840	5.7%	141,636	11.4%	53.1%
Freddie Mac Stock	254,776	25.0%	294,339	26.8%	200,782	19.6%	0	0.0%	0	0.0%	0	0.0%	-100.0%
MBS/CMOs (AFS)	358,461	35.1%	308,150	28.1%	263,351	25.8%	242,848	30.3%	201,626	21.5%	201,584	16.2%	-12.0%
Other Investment Securities	17,712	1.7%	37,582	3.4%	31,792	3.1%	34,291	4.3%	4,435	0.5%	3,962	0.3%	-28.3%
FHLB stock	14,869	1.5%	15,981	1.5%	13,668	1.3%	13,606	1.7%	14,036	1.5%	15,157	1.2%	0.4%
Loans Held For Sale	1,234	0.1%	909	0.1%	921	0.1%	1,292	0.2%	1,123	0.1%	690	0.1%	-12.1%
Non-Covered Loans Receivable, net	356,808	35.0%	374,727	34.1%	405,553	39.7%	428,472	53.5%	462,787	49.4%	463,934	37.3%	6.0%
Covered Loans Receivable, net	0	0.0%	0	0.0%	0	0.0%	0	0.0%	89,764	9.6%	213,755	17.2%	NM
Loans Receivable, net	356,808	35.0%	374,727	34.1%	405,553	39.7%	428,472	53.5%	552,551	59.0%	677,689	54.5%	15.3%
Non-Covered Real Estate Owned	1,120	0.1%	460	0.0%	180	0.0%	2,680	0.3%	4,778	0.5%	7,409	0.6%	52.2%
Covered Real Estate Owned	0	0.0%	0	0.0%	0	0.0%	0	0.0%	10,681	1.1%	35,733	2.9%	NM
Total Real Estate Owned	1,120	0.1%	460	0.0%	180	0.0%	2,680	0.3%	15,459	1.7%	43,142	3.5%	125.1%
Goodwill and Other Intangible Assets	5,766	0.6%	5,599	0.5%	5,451	0.5%	5,314	0.7%	5,180	0.6%	5,372	0.4%	-1.6%
BOLI	0	0.0%	12,266	1.1%	12,857	1.3%	28,916	3.6%	30,186	3.2%	31,116	2.5%	NM
FDIC Indemnification Asset	0	0.0%	0	0.0%	0	0.0%	0	0.0%	26,481	2.8%	94,089	7.6%	NM
Retail Deposits	250,391	24.5%	321,279	29.3%	378,463	37.0%	356,237	44.4%	463,556	49.5%	737,036	59.3%	27.1%
Brokered Deposits and Credit Union CDs	69,738	6.8%	50,778	4.6%	52,220	5.1%	63,938	8.0%	134,078	14.3%	169,544	13.6%	21.8%
Total Deposits	320,129	31.4%	372,057	33.9%	430,683	42.1%	420,175	52.4%	597,634	63.8%	906,580	73.0%	26.0%
Borrowings	382,336	37.5%	337,928	30.8%	272,058	26.6%	267,000	33.3%	227,000	24.2%	212,232	17.1%	-12.3%
Accumulated Comprehensive Income	149,405	14.6%	172,489	15.7%	116,886	11.4%	(6,849)	-0.9%	(8,277)	-0.9%	(3,031)	-0.2%	NM
Total Stockholders' Equity	243,230	23.8%	267,709	24.4%	225,072	22.0%	102,302	12.8%	98,257	10.5%	110,673	8.9%	-16.1%

Branch Offices	9		9		9		10		13		17

(1)	Ratios are as a percent of ending assets.

Source: Charter Financial Corporation's prospectus, SNL Financial, and RP® Financial, LC. calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.10

The Company’s assets are funded through a combination of deposits, borrowings and retained earnings.  Deposits have always comprised the majority of funding liabilities for the Company, and recent growth has been supported by the utilization of brokered CDs and deposit funds obtained from credit unions at highly competitive rates (“Credit Union CDs”).  The Company is seeking to build the retail deposit base to reduce the reliance on these more volatile funding sources, and deposit growth of $486.4 million since 2008 was largely generated through deposits acquired with NCB and MCB.  The level of borrowed funds has diminished over the timeframe shown in Table 1.1 by a 12.3% annual compound rate.

The Company’s stockholders’ equity decreased at an 16.1% compounded annual rate, primarily as a result of the repurchase of 500,000 shares in connection with a going private transaction completed in fiscal 2007 and the decline in value of Charter Financial’s Freddie Mac stock investment.  The Freddie Mac stock investment, which was the most significant element of volatility in Charter Financial’s equity account, has been liquidated so that future changes in the Company’s equity position will largely be driven by the retention of earnings net of the impact of any capital management strategies (i.e., stock repurchases, dividends, etc.).

The Company’s loan portfolio composition reflects efforts to diversify the loan portfolio to include both loans which are higher yielding and/or have shorter durations than the long-term fixed rate mortgage loans which historically comprised the majority of loans in the loan portfolio. Moreover, the loan portfolio changed in the most recent fiscal year owing to the two acquisitions, as the acquired portfolios were oriented towards commercial mortgage and construction loans which accelerated the growth of those portfolios.  The Company has segregated its loan portfolio into “covered loans” that were acquired with NCB and MCB and non-covered loans.  In the non-covered portion of the portfolio, the concentration of 1-4 family residential loans has declined from 40.8% of total loans in 2005 to just 15.6% of loans outstanding at March 31, 2010.  Commercial real estate loans, including multi-family loans, have increased in importance but, due to the growth in covered loans, have decreased from 41.5% of total loans at year end 2005 to 37.0% of total loans at March 31, 2010.  Other loans including construction, commercial non-mortgage loans (“C&I loans”) and consumer loans comprise the balance of the loan portfolio and are at comparatively modest levels in relation to the residential and commercial mortgage portfolios.  The largest growth in the portfolio has been in covered loans, which have gone from a -0- balance at fiscal year-end 2008 to comprise 35.0% of total loans.  This component of the portfolio has been the largest driver of growth over the past 18 months.  The covered loans are subject to loss sharing agreements with the FDIC.  The loss sharing agreements cover losses on single-family residential mortgage loans for ten years and all other losses for five years. As of March 31, 2010, the balance of covered loans was $213.8 million.

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I.11

Owing to the factors cited in the strategic discussion, Charter Financial pursued a wholesale leverage strategy designed to enhance its return on equity and overall profitability.  As a result, from the mid-1990s through fiscal 2007, investment securities and Freddie Mac stock comprised the majority of the Company’s assets.  The Company has intensified efforts to expand its retail banking profile by increasing whole loans and via branching as well as through the recent FDIC acquisitions.  As a result, the loan portfolio has increased as a percent of total assets and cash and investments have reduced commensurately.  However, cash, cash equivalents and investment securities remain a significant component of the asset portfolio.

The Company’s portfolio of mortgage-backed securities (“MBS”) including collateralized mortgage obligations (“CMOs”) equaled $201.6 million, or 16.2% of total assets as of March 31, 2010, while other investment securities totaled $4.0 million, or 0.3% of assets, and cash and interest bearing deposits and term deposits totaled $141.6 million, or 11.4% of assets.   As of March 31, 2010, the cash and investments portfolio consisted of cash, interest-earning deposits in other financial institutions, U.S. government agency obligations, and MBS and CMOs issued by Ginnie Mae, Fannie Mae, Freddie Mac and private issuers.  Additionally, the Company maintains permissible equity investments such as FHLB stock with a fair value of $15.2 million as of March 31, 2010.  All of the Company’s investment securities are classified available for sale (“AFS”) as of March 31, 2010 (see Exhibit I-3 for the investment portfolio composition).

As of March 31, 2010, included in Charter Financial’s investment portfolio were CMOs issued by private entities with a gross book value of $61.9 million and an estimated fair value of $52.7 million, indicating a gross unrealized loss of $9.2 million.  The Company continually evaluates the securities for other than temporary impairment (“OTTI”) and recorded a charge of $3.5 million quarter ended March 31, 2010 for OTTI purposes.  Because they are held in AFS status, the remaining unrealized loss on the privately issued CMOs is reflected in the Company’s equity on an after-tax basis.  No major changes to the composition and practices with respect to the management of the investment portfolio are anticipated over the near term.  It is the Company’s intent to focus on building the retail banking profile including whole loans funded by retail deposits to the extent possible.  At the same time, the level of cash and investments is anticipated to increase initially following the stock offering, pending the targeted longer term redeployment into higher yielding loans.

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I.12

The Company also maintains an investment in bank-owned life insurance (“BOLI”) policies, which cover the lives of some of the Company’s officers.  The purpose of the BOLI program is to help defray the rising costs of employee benefits.  The life insurance policies earn tax-exempt income through cash value accumulation and death proceeds.  As of March 31, 2010, the cash surrender value of the Company’s BOLI equaled $31.1 million.  Charter Financial maintained goodwill and other intangible assets of $5.4 million or 0.4% of assets at March 31, 2010.  Goodwill is tested for impairment at least annually.

As a result of the NCB and MCB acquisitions, Charter Financial recorded an asset receivable representing the estimated future cash payments under the FDIC assistance agreement with the Company.  As of the March 31, 2010, this asset was $94.1 million equal to 7.6% of total assets as of that date.  The FDIC assistance receivable will decline in the future as Charter Financial resolves the acquired assets of NCB and MCB covered under the FDIC loss share agreement.

The Company’s funding structure reflects a mix of retail deposits and various wholesale funding sources including brokered and credit union CDs as well as FHLB advances. In this regard, Charter Financial pursued a wholesale leveraging strategy whereby the Company utilized borrowings and wholesale deposits (i.e., brokered deposits and credit union CDs) to fund the purchase of investment securities.  The purpose of this strategy was to supplement the growth provided by retail operations to generate net interest income from the yield-cost spread realized on the new assets and liabilities.  Importantly, the returns on the wholesale leveraging are modest and have not been consistently positive.  Moreover, the wholesale funds are a relatively costly funding source in comparison with rates typically paid to attract core retail deposits.

In aggregate, deposits have increased at a 26.0% compounded annual rate with the two recent acquisitions representing a significant component of the growth.  As of March 31, 2010, retail deposits totaled $737.0 million while the balance of deposit funds were wholesale in nature (i.e., primarily brokered and Credit Union CDs) and totaled $169.5 million.  While wholesale deposit sources increased in the most recent fiscal year, a portion of the growth was utilized to fund the repayment of FHLB advances whose balance diminished.  Overall, savings and transaction accounts totaled $319.8 million, equal to 35.3% of total deposits as of March 31, 2010 while the balance of deposit funds were comprised of CDs, which totaled $586.8 million, equal to 64.7% of total deposits.  Jumbo CDs, those with balances of $100,000 or more, equaled $283.1 million or 31.2% of total deposits and 48.2% of CDs.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.13

FHLB advances and a small amount of repurchase sweep accounts represent the remainder of the Company’s interest-bearing liabilities and equaled $212.2 million as of March 31, 2010, equal to 17.1% of total assets.  The Company has been repaying FHLB advances as they mature and if it has sufficient liquidity to fund the repayment.  The Company is seek to build the retail deposit base both through acquisition and the retirement of borrowed funds will continue to be a long term objective of management.  However, owing to the lengthy maturities of a portion of the Company’s borrowings, the targeted reduction will necessarily be gradual.  The maturing of relatively high cost advances will also provide a benefit to earnings in the future.  In this regard, the Company has $102 million of advances maturing in the first quarter of calendar 2011 at a weighted average cost of 5.64% which could be replaced with term funds at a rate of at least 3% to 4% lower in today’s lower rate environment.

Trends with respect to Charter Financial’s equity position have largely been a function of the valuation of the Company’s Freddie Mac stock investment.  Accordingly, the Company’s equity increased during the fiscal 2005 to 2007 timeframe, reflecting the underlying valuation trends for the Freddie Mac shares, while decreasing significantly in fiscal 2008 as the factors leading to the worldwide financial crisis gained momentum and the trading price of Freddie Mac diminished.  As of the end of fiscal 2008, the Company’s stockholders’ equity equaled $102.3 million equal to 12.8% of total assets.  The Company’s stockholders’ equity continued to diminish in fiscal 2009 as earnings were more than offset by the payment of dividends to the minority shareholders and continued decline in value of privately issued CMOs.  The Company’s stockholders’ equity increased in the quarter ended March 31, 2010 as a result of the bargain purchase entry recorded for the MCB acquisition.  As of March 31, 2010, Charter Financial’s stockholders’ equity totaled $110.7 million, equal to 8.9% of total assets.

The Bank maintained surpluses relative to its regulatory capital requirements at March 31, 2010 and thus qualified as a “well capitalized” institution.  The offering proceeds will serve to further strengthen the Company’s regulatory capital position and support further growth, including the ability to complete additional acquisitions in the regional market area.  The post-offering equity growth rate is expected to be impacted by a number of factors including the higher level of capitalization, the reinvestment of the offering proceeds, the expense of the stock benefit plans and the potential impact of dividends and stock repurchases.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.14

Income and Expense Trends

Table 1.2 shows Charter Financial’s historical income statements for the past five fiscal years and the twelve months ended March 31, 2010.  The Company’s profitability over this period ranged from a high of 4.81% of average assets during 2007 to a low of $2.3 million, equal to 0.27% of assets for fiscal 2009.  For the twelve months ended March 31, 2010, the Company’s earnings were 0.97% of average assets.  The Company’s earnings over the period through fiscal 2008 were significantly influenced by the Company’s Freddie Mac stock investment, both through gains on sale of shares and through dividends paid by Freddie Mac.  Since all the Freddie Mac stock was sold in 2008, the Company’s 2009 earnings primarily reflect the results of Charter Financial’s core banking operations.  However, the impact of the NCB acquisition completed in 2009 has not been fully reflected since the acquisition was completed at the end of June 2009 and only three months of merged operations are included in the figures for fiscal 2009.  The earnings results for the twelve months ended March 31, 2010 reflect the acquisition of MCB and the related bargain purchase accounting entry.

The key components of the Company’s core earnings are net interest income non-interest income and operating expenses.  Non-recurring income items, consisting of gains and losses on sale, a FHLB prepayment penalty and most recently the acquisition of MCB and OTTI adjustments, have had a varied impact on the earnings over the review period.  The level of net interest income has largely paralleled trends with respect to the size of the underlying asset and funding bases over the period reflected in Table 1.2.  Specifically, net interest income peaked in fiscal 2006 at $26.0 million, equal to 2.38% of average assets and subsequently declined to a level of $18.0 million, or 2.09% of average assets in fiscal 2009.  For the twelve months ended March 31, 2010, net interest income increased to 2.48% of average assets.  In this regard, the diminishing level of dividend income (primarily on Freddie Mac stock) was a significant component of the reduction of net interest income as dividends on equity securities totaled $9.2 million in fiscal 2006 and were negligible in the most recent fiscal year.  The modest level of net interest income generated by Charter Financial relative to many financial institutions is the result of several factors.  First, the Company’s efforts to leverage capital through wholesale investments funded both with wholesale deposit funds and borrowings have limited spreads.  Specifically, the Company’s interest rate spread amounted to only 2.08% in fiscal 2009 (see Exhibit I-4) but has increased to 2.90% on an annualized basis for the six months ended March 31, 2010.  The spreads for the most recent fiscal year and the quarter ended March 31, 2010 are improvements relative to spreads for fiscal 2007 and fiscal 2008, or 1.00% and 1.47% respectively, the current level nonetheless is remains low in comparison to many financial institutions with a greater proportion of whole loans and/or greater proportion of retail deposits.  Additionally, a portion of the term borrowings taken down in prior periods have relatively high interest rates relative to the lower market rates available in today’s low interest rate environment.

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I.15

Table 1.2
Charter Financial Corporation
Historical Income Statements
(Amount and Percent of Average Assets)(1)

	As of the Fiscal Year Ended September 30,										12 months ended
	2005		2006		2007		2008		2009		March 31, 2010
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)

Interest income	$44,689	4.15%	$53,802	4.92%	$54,646	5.16%	$46,377	5.11%	$40,559	4.73%	$43,604	4.93%
Interest expense	(21,782)	-2.02%	(27,801)	-2.54%	(29,827)	-2.82%	(26,771)	-2.95%	(22,599)	-2.64%	(21,641)	-2.45%
Net interest income	$22,908	2.13%	$26,001	2.38%	$24,819	2.34%	$19,607	2.16%	$17,961	2.09%	$21,964	2.48%
Provision for loan losses	(75)	-0.01%	0	0.00%	0	0.00%	(3,250)	-0.36%	(4,550)	-0.53%	(5,800)	-0.66%
Net interest income after provisions	$22,833	2.12%	$26,001	2.38%	$24,819	2.34%	$16,357	1.80%	$13,411	1.56%	$16,164	1.83%

Other operating income	4,881	0.45%	6,058	0.55%	7,471	0.71%	9,432	1.04%	7,545	0.88%	6,969	0.79%
Operating expense	(18,270)	-1.70%	(21,130)	-1.93%	(21,926)	-2.07%	(20,284)	-2.23%	(21,173)	-2.47%	(25,133)	-2.84%
Net operating income	$9,444	0.88%	$10,929	1.00%	$10,364	0.98%	$5,505	0.61%	$(217)	-0.03%	$(2,000)	-0.23%

Prepayment penalty on FHLB advance	—	0.00%	—	0.00%	—	0.00%	—	0.00%	(1,408)	-0.16%	(1,408)	-0.16%
Net gain on sale of property	—	0.00%	—	0.00%	—	0.00%	—	0.00%	2,086	0.24%	2,086	0.24%
Net gain on sale of Freddie Mac stock	6,085	0.57%	4,769	0.44%	69,453	6.56%	9,557	1.05%	—	0.00%	—	0.00%
Gain (loss) on sale of investments	—	0.00%	—	0.00%	—	0.00%	(38)	0.00%	2,161	0.25%	2,181	0.25%
OTTI on investments	—	0.00%	—	0.00%	—	0.00%	—	0.00%	—	0.00%	(3,527)	-0.40%
Bargain purchase income	—	0.00%	—	0.00%	—	0.00%	—	0.00%	—	0.00%	15,604	1.76%
Total non-operating income	$6,085	0.57%	$4,769	0.44%	$69,453	6.56%	$9,519	1.05%	$2,839	0.33%	$14,936	1.69%

Income before income taxes	$15,529	1.44%	$15,698	1.44%	$79,817	7.54%	$15,023	1.65%	$2,622	0.31%	$12,936	1.46%
Income tax expense	(4,116)	-0.38%	(2,353)	-0.22%	(28,877)	-2.73%	(4,491)	-0.49%	(306)	-0.04%	(4,315)	-0.49%
Net income	$11,413	1.06%	$13,344	1.22%	$50,940	4.81%	$10,532	1.16%	$2,316	0.27%	$8,621	0.97%

Estimated Core Net Income
Net income	$11,413	1.06%	$13,344	1.22%	$50,940	4.81%	$10,532	1.16%	$2,316	0.27%	$8,621	0.97%
Deduct non-recurring items	(6,085)	-0.57%	(4,769)	-0.44%	(69,453)	-6.56%	(9,519)	-1.05%	(2,839)	-0.33%	(14,936)	-1.69%
Tax effect (2)	2,349	0.22%	1,841	0.17%	26,809	2.53%	3,674	0.40%	1,096	0.13%	5,765	0.65%
Estimate core net income	$7,677	0.71%	$10,416	0.95%	$8,295	0.78%	$4,688	0.52%	$573	0.07%	$(549)	-0.06%

Memo:
Expense Coverage Ratio (3)	125.39%		123.05%		113.19%		96.66%		84.83%		87.39%
Efficiency Ratio (4)	65.74%		65.91%		67.90%		69.85%		83.01%		86.87%
Effective Tax Rate	26.51%		14.99%		36.18%		29.89%		11.66%		33.35%

(1)	Reflects income and expense as a percent of average assets.
(2)	Assumes a 38.6% effective tax rate for federal & state income taxes.
(3)	Net interest income divided by operating expenses.
(4)	Operating expenses as a percent of the sum of net interest income and other operating income (excluding gains on sale).

Source: Charter Financial Corporation's prospectus, SNL Financial, and RP® Financial, LC. calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.16

Loan loss provisions had a limited impact on earnings over the fiscal 2005 to fiscal 2007 period, totaling only $75 thousand in fiscal 2005 while the Company did not establish any loan loss provisions in fiscal 2006 and fiscal 2007.  Loan loss provisions were comparatively modest over this timeframe as Charter Financial’s NPAs and classified assets were at comparatively low levels consistent with the historical trend.  Loan loss provisions have increased materially since the end of fiscal 2007, to equal $3.3 million or 0.36% of average assets in fiscal 2008, $4.6 million or 0.53% of average assets in fiscal 2009 and $5.8 million or 0.66% of average assets for the twelve months ended March 31, 2010.  The increase in the level of provisions over the last several fiscal years is both the result of an increasing level of NPAs for the Company and a higher level of loan chargeoffs, both of which are the result of the recessionary economic environment including deterioration of the local real estate markets.  At March 31, 2010, the Company maintained valuation allowances of $11.4 million, equal to 2.39% of total non-covered loans and 87.1% of non-covered non-performing loans.  Exhibit I-5 sets forth the Company’s loan loss allowance activity during the review period.

Other operating income has shown an upward trend in dollar terms and as a percent of average assets since fiscal 2005, from $4.9 million (0.45% of average assets) to $7.0 million (0.79% of average assets) for the twelve months ended March 31, 2010, reflecting Charter Financial’s balance sheet growth, expansion of overall business volumes and continued growth of fee generating products.  Additionally, the Company earned material levels of income through the sale of covered call options on Freddie Mac stock through the end of fiscal 2008; income on the sale of covered call options equaled $1.7 million, equal to 18% of total non-interest income in fiscal 2008.  The reduction of non-interest income subsequent to 2008 largely reflects the elimination of this income item.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.17

After remaining relatively stable between fiscal 2005 and 2009, the Company’s operating expenses have trended higher in dollar terms and as a percent of average assets through March 31, 2010.  Specifically, operating expenses fluctuated in a range between $18.3 million in fiscal 2005 and $21.9 million in fiscal 2007 but increased to $25.1 million or 2.84% of average assets for the twelve months ended March 31, 2010.  Although trailing twelve month earnings substantially reflect the costs of the NCB acquisition (completed in June 2009) they do not reflect the costs related to the recent MCB transaction.  Such future expenses will not only include the costs of operating the acquired branches but also the increased staffing and management costs related to the resolution of acquired credit impaired loans and REO.  Operating expenses are also expected to increase on a post-offering basis as a result of the expense of the additional stock-related benefit plans, as well as the planned branching and growth initiatives which are currently underway.  At the same time, continued balance sheet growth and reinvestment of the offering proceeds should offset at least a portion of the anticipated expense increase.

Non-operating income and expense have been significant contributors to the Company’s income, primarily consisting of gains on the sale of Freddie Mac stock for the fiscal 2005 to fiscal 2008 period and transaction entries related to the MCB acquisition and OTTI charges for 2009 and 2010.  Pre-tax gains on sale of Freddie Mac stock shares ranged from a low of $4.8 million (0.44% of average assets) in fiscal 2006, to a high of $69.5 million (6.56% of average assets) in fiscal 2007.  The high level of gains reported in fiscal 2007 reflects the sale of a large number of shares used to generate cash which the Company utilized to delist its common stock from the Nasdaq Global Market and deregister its common stock with the Securities and Exchange Commission.  The Company sold its remaining investment in Freddie Mac stock in fiscal 2008 thus eliminating the potential for gains on sale from this source in the future.  In the twelve months ended March 31, 2010, net non-operating income totaled $14.9 million and consisted of five components as follows: (1) prepayment penalty expense of $1.4 million on FHLB advances; (2) a gain on the sale of property of $2.2 million; (3) gains on the sale of investment securities totaling $2.1 million; (4) OTTI charges on private issuer CMOs of $3.5 million; and (5) a bargain purchase gain of $15.6 million related to the acquisition of MCB.

The Company’s average tax rate has ranged between 11.66% and 36.18% over the last five fiscal years and equaled 33.35% in twelve months ended March 31, 2010.  The Company’s tax rate has been below the statutory rate of 38.6% (combined effective federal and state tax rate) owing to the tax advantaged treatment of cash dividends on the Freddie Mac stock investment through fiscal 2008 and as a result of income on BOLI, which is tax exempt.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.18

Between 2005 and 2008, the Company’s efficiency ratio fluctuated in a narrow range from 65.7% to 69.9%.  The efficiency ratio has increased to a level of 86.9% in the twelve months ended March 31, 2010 as a result of the deterioration in the Company’s core earnings components.  Specifically, net interest income after loan loss provisions has declined, other operating income has declined and operating expenses have increased.  In the future, the efficiency ratio may improve and the underlying core earnings rate may be subject to increase as Charter Financial’s management believes that the NCB and MCB acquisitions will be accretive to the Company’s earnings over the long-term.  Moreover, on a post-offering basis, the efficiency ratio may show some improvement from the benefit of reinvesting the proceeds.  However, a portion of the benefit is expected to be offset by the increased expense of the stock benefit plans.

Interest Rate Risk Management

In recent years, the Company has pursued several strategies to manage interest rate risk.  These strategies include:

●	Investing in 1-4 family adjustable rate loans (subject to constrained customer demand) which more closely match the repricing of the Company’s funding base compared to fixed rate loans;

●	Selling longer term fixed rate mortgage loans to generate fee income without incurring the interest risk of holding longer term fixed rate mortgage loans;

●	Diversifying into other types of short-term or adjustable rate lending, including primarily commercial, construction, and consumer lending, including home equity lending;

●	Building a community bank orientation so as to facilitate an increase in core deposit funds with a longer duration and non-interest fee income;

●	Maintaining an investment portfolio, comprised of high quality, liquid securities and maintaining an ample balance of securities classified as available for sale;

●	Maintaining a strong capital position, which provides for a favorable level of interest-earning assets relative to interest-bearing liabilities; and

●	Emphasizing strong underwriting to maintain asset quality.

The rate shock analysis as of March 31, 2010 (see Exhibit I-6) as prepared by OTS for the Bank, reflects a liability sensitive position with the net portfolio value (“NPV”) declining by 4.7% pursuant to a positive 200 basis point instantaneous and permanent rate shock, resulting in a post-shock NPV ratio equal to 9.42%.  One factor impacting the Company’s interest rate risk which is particularly difficult to quantify is the degree to which deposits will reprice in a response to a change in interest rates.  Several factors potentially make the Company’s deposit costs somewhat more volatile than many similar institutions.  Specifically, the Company prices its deposits in the upper end of the competitive range which may result in a more rate sensitive depositor base.  Additionally, the Company has a high level of brokered and credit union CDs which are particularly sensitive with regard to the offered deposit rate.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.19

Lending Activities and Strategy

The Company’s lending activities have been focused on three principal elements as follows: (1) commercial and multi-family mortgage lending; (2) 1-4 family residential mortgage lending for portfolio; and (3) secondary market operations where Charter Financial originates loans for resale (servicing has been retained by the Company in the past but recent activity has consisted of selling loans with the servicing rights released).  The Company also maintains smaller balances of construction and development loans as well as consumer loans (including home equity loans as well as other forms of consumer installment credit), and commercial business loans.  The Company has pursued loan diversification with the objective of enhancing yields and overall earnings levels while also improving the interest sensitivity of assets.  Charter Financial is also initiating retail and commercial lending in the markets served by NCB and MCB branches.  In this regard, the Company intends to employ one commercial and one consumer loan officer in these markets to facilitate management’s lending objectives.

The foregoing strategy is consistent with Charter Financial’s community bank orientation and is evidenced in the Company’s loan portfolio composition.  Details regarding the Company’s loan portfolio composition and characteristics are included in Exhibits I-7 and I-8.  As of March 31, 2010, non-covered commercial and multi-family mortgage loans comprised the largest segment of the loan portfolio and totaled $270.8 million, equal to 37.0% of total loans.  The second largest component of the loan portfolio is covered loans acquired with NCB and MCB that totaled $256.0 million, or 35.0% of total loans.  Permanent non-covered mortgage loans secured by 1-4 family properties totaled $114.4 million, or 15.6% of total loans.  The balance of the loan portfolio is comprised of smaller balances of non-covered commercial non-mortgage, construction and consumer loans.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.20

Commercial real estate lending.  As of March 31, 2010, commercial real estate and multi-family loans totaled $270.8 million or 37.0% of total loans.  Commercial and multi-family mortgage lending has become an integral part of the Company’s operating strategy and one area of lending that the Company will continue to grow and emphasize, especially with the plan to hire additional commercial lenders for the new markets accessed by the NCB and MCB acquisitions.  Charter Financial began pursuing income property lending due to the market opportunity, management expertise, and as substantial residential mortgage lending competition had reduced the profitability of 1-4 family lending.  Additionally, such loans typically carry superior yields, better interest rate risk characteristics and larger loan balances relative to residential mortgage loans.  Commercial and multi-family mortgage lending has also been an attractive way for Charter Financial to broaden its range of customer relationships.  Commercial and multi-family mortgage loans are generally made to Georgia or Alabama entities and are secured by properties in the same states.  Commercial real estate/multi-family loans are generally extended up to an 80% LTV ratio and require a debt-coverage ratio of at least 1.15 times.  Multi-family mortgage loans are originated for both new and existing properties and cover apartments for a wide range of tenant income levels.  Commercial mortgage loans originated by Charter Financial are typically secured by offices, hotels, strip shopping centers, land, convenience stores, etc, principally within Georgia and Alabama.

Commercial real estate lending involves additional risks as compared with one-to-four family residential lending.  Therefore, the commercial real estate loans generally have higher rates and shorter maturities than the Company’s residential mortgages.  The Company offers commercial real estate mortgages at fixed rates and adjustable rates tied to the prime rate.  However, a portion of the commercial real estate portfolio is tied to yields on US Treasury securities or LIBOR.  The Company currently offers fixed rate terms of 3 to 7 years; however, in prior years the Company had fixed rate loans with maturities of up to 25 years.  Charter Financial’s commercial/nonresidential lending is virtually all real estate based. Underwriting criteria include loan-to-value, debt coverage, secondary source of repayment, guarantors, net worth of borrower and quality of cash flow stream.  In the future, predicated on an improving credit and market environment, management is targeting to increase the portfolio.  In this regard, the retrenchment of many competing lenders from this segment of the market is believed to provide Charter Financial with an opportunity to expand the portfolio while realizing strong risk-adjusted returns.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.21

1-4 family residential loans.  As of March 31, 2010, 1-4 family residential real estate loans totaled $114.4 million or 15.6% of total loans.  The Company currently originates mortgages at all offices of the Company, but utilizes the Company’s LPOs as centralized origination and processing centers.  Charter Financial originates both fixed rate and adjustable rate one-to-four family loans with conforming loans with maturities in excess of 15 years originated for resale into the secondary market, generally on a servicing released basis.  The Company originates one- to four-family loans with LTV ratios up to 95% and are generally subject to a maximum LTV ratio of 80%, with private mortgage insurance (“PMI”) being required for loans in excess of this LTV ratio.  The substantial portion of 1-4 family mortgage loans originated is secured by residences in Georgia and Alabama.  As of September 30, 2009, of the loans with maturities in excess of one year, approximately 35% of the portfolio was comprised of fixed rate mortgage loans and 65% was comprised of either adjustable rate mortgage loans (“ARMS”) or hybrid loans with fixed rates for the first one, three, five or seven years of the loans and adjustable thereafter.  After the initial term, the interest rate generally adjusts on an annual basis at a fixed spread over the monthly average yield on United States Treasury securities, the Wall Street Journal Prime, or LIBOR.  The interest rate adjustments are generally subject to a maximum increase of 2% per adjustment period and the aggregate adjustment is generally subject to a maximum increase of 6% over the life of the loan.  Charter Financial generally retains for their portfolio conforming loans with maturities shorter than 15 years or that have interest rate resets or balloon terms, as well as nonconforming loans.  Nonconforming loans generally have interest rate resets or maturities of less than 30 years.  Management’s current strategy is to sell loans with servicing released instead of retaining the servicing owing to profitability considerations.

Traditionally, the Company has sought to differentiate itself in the area of non-conforming lending programs and while the risks of non-conforming lending may be somewhat higher, Charter Financial believes it is more than compensated for the risk in terms of the yield earned and the shorter repricing structure of the loans it originates and places into portfolio.  Additionally, while Charter Financial makes non-conforming loans, the credit quality of the loan portfolio is largely unaffected (vis-à-vis a typical conforming portfolio) as the majority of the non-conforming loans originated are non-conforming due to factors unrelated to credit quality (i.e., high acreage, leased land or multiple structures, newly self employed, etc.).  The loans may also be non-conforming as a result of a credit record which reflects some blemish, but which Charter Financial’s management does not believe impairs the borrower’s ability to repay the loan.  Thus, the non-conforming loans Charter Financial is originating are generally not subprime loans.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.22

Construction loans.  Consistent with the Company’s community bank strategy, lending on construction and development loans has been an integral part of Charter Financial’s lending strategy and such loans totaled $50.2 million, equal to 6.9% of total loans.  While current market conditions have suppressed demand for construction and development loans, the Company sees opportunities in the market to lend to strong borrowers as many previously active construction lenders are focused on addressing asset quality issues on poorly underwritten loans (a widespread issue in the Company’s markets).  The reduction of construction lenders has dramatically reduced the supply of construction loans and there is the opportunity to lend to borrowers with superior liquidity, capital and management skills. Charter Financial intends to remain an active participant in this segment of the lending market, primarily through its LPO in Norcross, Georgia.  Construction lending activity is largely for the construction of 1-4 family residences, with lesser activity for multi-family and nonresidential real estate projects on a select basis.  The Company offers two principal types of construction loans:  builder loans, including both speculative (unsold) and pre-sold loans to pre-approved local builders and construction/permanent loans to property owners which are converted to permanent loans at the end of the construction phase.  The number of speculative loans extended to a builder at one time is dependent upon the financial strength and credit history of the builder.  The Company generally limits speculative loans to builders with superior liquidity, capital and management skills and limits the number of outstanding loans on unsold homes under construction within a specific area.  Development loans are primarily originated for the development of residential properties.

Commercial business and consumer loans.  To a much lesser extent, Charter Financial originates non-mortgage loans, including commercial and consumer loans, which in the aggregate totaled $40.8 million, or 5.6% of total loans as of March 31, 2010.  The majority of Charter Financial’s non-mortgage loans consist of consumer loans including loans on deposit, second mortgages, home equity lines of credit, auto loans and various other installment loans.  The Company primarily offers consumer loans (excluding second mortgage loans and home equity lines of credit) as an accommodation to customers.  Charter Financial’s consumer lending generally follows accepted industry standards for non sub-prime lending, including credit scores and debt to income ratios.  Additionally, the underwriting standards applicable to home equity credit lines are similar to those applicable to one-to-four family first mortgage loans, and slightly more stringent credit-to-income and credit score requirements.  The Company plans to employ a consumer lender to initiate retail lending in the expanded market while helping former NCB and MCB customers became familiar with the expanded product offerings available to them through Charter Financial.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.23

The Company’s commercial lending is generally limited to terms of five years or less.  The Company typically collateralizes these loans with a lien on commercial real estate, or very rarely, with a lien on business assets and equipment.  The Company also generally requires the personal guarantee of the business owner.  Interest rates on commercial loans generally have higher yields than residential or commercial real estate loans due to the risk inherent in this type of loan. The majority of the Company’s commercial loans are secured by a security interest with some real estate in addition to inventory, accounts receivable, machinery, vehicles or other assets of the borrower.  The Company carefully analyzes the capacity of the borrower to repay before granting a commercial loan.  In addition, the liquidity and adequacy of collateral, if any, is considered.

Covered loans.  As of March 31, 2010, the Company maintained covered loans acquired with NCB and MCB totaling $256.0 million equal to 35.0% of total loans.  As of that date, the portfolio of covered loans were concentrated in commercial real estate loans (38% of total covered loans), construction loans (30% of total covered loans) and lesser amounts of commercial business, 1-4 family residential and consumer loans.  The acquired NCB and MCB loan portfolios are in runoff mode, particularly with regard to the non-performing segment of the portfolio which the Company is seeking to resolve as quickly as possible.  Losses incurred on the portfolio are covered by the FDIC indemnification agreement ($94.1 million at March 31, 2010) which will reduce as loss sharing payments are received from the FDIC.  At March 31, 2010, the net balance of covered loans included an accretable discount of $23.6 million, a non-accretable discount of $18 million and allowances for loan losses (non-impaired portion of the covered loans) of $11.4 million.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.24

Asset Quality

The Company’s asset quality has historically been strong but the level of NPAs has been trending upward in recent periods reflecting weakness in the local real estate market.  Additionally, the Company acquired credit impaired assets as a result of the NCB and MCB acquisitions which increased the reported balance of NPAs and delinquent loans.  Importantly, the acquired credit-impaired assets are covered under the FDIC loss sharing agreement and have also been marked-to-market creating significant purchase discounts including a portion which is accretable.  Management believes that the accretion of the purchase discounts coupled with the presence of fair value non-accretable discounts to account for the current market value of the assets minimize the risk of the acquired assets to the Company’s equity and earnings.  In order to maximize the potential recoveries in acquired distressed assets and to increase the benefit of the NCB and MCB acquisitions to the Company, Charter Financial has taken an aggressive stance with respect to the resolution of nonperforming assets and classified assets related to these acquisitions, including the following actions:

●
Establishment of a loan resolution group to manage the distressed loan portfolio.  The four employee resolution group is headed by an experienced banker who has served as the Company’s senior loan administrator and most recently as president of the LaGrange region.

●
Retaining lending personnel, where appropriate, from NCB and MCB to assist the resolution group in working out of the problem assets as quickly as possible, while minimizing the resolution costs to both Charter Financial and the FDIC.

●
Review of all nonperforming loans by CharterBank’s counsel to assist in establishing a foreclosure strategy.  As of March 31, 2010, foreclosure proceedings have been aggressively pursued for delinquent loans.

A thorough review of the performing loan portfolio is also being prepared with the objective of and comprehensive and aggressively classifying all loans appropriately such that resolution plans can be established to return the delinquent assets to an earning form.  The balance of the foregoing analysis of the will focus on the Company’s non-covered assets, the majority of which were originated or purchased by Charter Financial.  As reflected in Exhibit I-9, the non-covered NPA balance was $20.5 million, equal to 2.53% of non-covered assets.  The balance of valuation allowance totaled $11.4 million and the ratio of allowances to total non-covered loans equaled 2.39% while reserve coverage in relation to non-covered non-performing loans was 87.1%.  The Company has established detailed asset classification policies and procedures which are consistent with regulatory guidelines.  Detailed asset classifications are reviewed monthly by senior management and the Board.  Additionally, the Company performs a review of major loans at least annually while also performing reviews of randomly selected homogenous loans.  Pursuant to these procedures, when needed, the Company establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets.  Such reserve adequacy reviews are conducted by management on at least a quarterly basis.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.25

Funding Composition and Strategy

Charter Financial funded operations with a combination of retail and wholesale deposits, as well as borrowings.  As noted earlier, transitioning the funding liabilities to a retail-oriented deposit base is an important strategic objective of the Company.   As of March 31, 2010, deposits totaled $906.6 million which reflects the addition of $181 million of deposits with the NCB acquisition and $295 million of deposits with the MCB acquisition.  Retail deposits totaled $737.0 million equal to 81.3% of total deposits while the balance of deposits was wholesale in nature (i.e., primarily brokered and credit union CDs and totaled $168.9 million, equal to 18.6% of deposits).  Lower costing savings and transaction accounts totaling $319.8 million and comprised approximately 35.3% of the Company’s deposits at March 31, 2010 (see Exhibit I-10).  The proportion of savings and transaction accounts reflects a modest increase over the last several fiscal years as the Company has intensified its marketing efforts in this regard and owing to the recent acquisitions which included some savings and transaction accounts.  The balance of the deposit base is comprised of CDs, 77.7% of which have remaining maturities of  nine months or less.  As of March 31, 2010, CDs with balances equal to or in excess of $100,000 equaled $283.1 million, equal to 48.2% of total CDs and 31.2% of total deposits.

Borrowings have been utilized primarily as a supplemental funding source and as a source of utilized to fund the Company’s wholesale leveraging strategies (see Exhibit I-12).  As of March 31, 2010, the Company’s borrowings consisted of FHLB advances of $212.0 million and a modest amount of repurchase sweep accounts of $0.2 million.  Total borrowings comprised 17.1% of total assets.  Most FHLB advances have maturities of five years or less.  Importantly, the weighted average rate of Charter Financial’s was 4.91% as of March 31, 2010 which is substantially above the prevailing market rate, and the maturing of high cost advances including $102 million of advances maturing in the first quarter of calendar 2011 at a weighted average cost of 5.64% may potentially benefit the Company’s spreads and earnings in the future.

Subsidiary

Charter Financial Corporation has no direct or indirect subsidiaries other than CharterBank.  The Bank currently does not operate any wholly-owned subsidiaries.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.26

Legal Proceedings

On September 11, 2009, Mike Horton, a shareholder of Charter Financial Corporation, filed a shareholder derivative action (Civil Action File No. 09-CV-1277) in the Superior Court of Troup County, State of Georgia, on behalf of Charter Financial Corporation and Charter Bank.  The complaint names the current directors and one former director of Charter Financial Corporation and Charter Bank as defendants (the “Individual Defendants”) and also names Charter Financial Corporation and Charter Bank as derivative defendants.  The complaint generally alleges that the Individual Defendants acted negligently, breached their fiduciary duties, and acted with bad faith in connection with Charter Financial Corporation’s and Charter Bank’s investments in stock of Freddie Mac, including their decisions as to whether and when to sell such stock.  The complaint seeks monetary damages from the Individual Defendants in an amount to be determined and other unspecified relief for the benefit of Charter Financial Corporation and Charter Bank.  The Individual Defendants have answered, denying liability, and have filed motions to dismiss.  The Individual Defendants believe that the allegations of wrongdoing are without merit and intend to defend the lawsuit vigorously.

RP® Financial, LC.	MARKET AREA ANALYSIS
II.1

II. MARKET AREA ANALYSIS

Introduction

Charter Financial’s business plan objectives over the last decade have been focused on expanding the retail banking franchise along the I-85 corridor from the Atlanta metropolitan area southwest through eastern Alabama.  In this regard, the Company’s recent acquisition activity has substantially bolstered the Company’s presence in western Georgia up through the Atlanta metropolitan area.  The Company operates a total of 17 offices in Alabama and Georgia with the markets represented set forth in the schedule below.

No. of
Branches
Georgia Markets
Gwinnett County	1
Troup County	4
Coweta County	2
Carroll County	1
Newton County	1
Fayette County	1
Haralson County	1

Alabama Markets
Lee County	4
Chambers County	2
Total Branches	17

The Company recently acquired six branches in Georgia, along the I-85 corridor, through the NCB and MCB acquisitions, including two branches in Coweta County, two branches in Fayette County and one branch each in Carroll and Newton Counties.  Subsequent to the acquisitions, management closed one of the Fayette County offices (Peachtree City) consolidating it with a nearby office.

RP® Financial, LC.	MARKET AREA ANALYSIS
II.2

The main office in West Point and the two Valley, Alabama offices serve the Valley area consisting of West Point, Georgia, Lanett, Alabama and Valley, Alabama.  The LaGrange branches serve an adjacent community on the I-85 corridor and four branches serve the western portions of the market area in Auburn-Opelika/Lee County, Alabama area.  The Company also operates loan production offices (“LPOs”) in Columbus and Norcross, Georgia.  Geographic expansion through LPOs has benefited the Company by extending the reach of its lending market without incurring the significant costs associated with retail branch banking.   The LPOs have provided the Company with a market entrée at a limited upfront cost as the Company sought to expand the market area to nearby counties along the I-85 corridor, which is anchored by Auburn, Alabama and Atlanta and Columbus, Georgia.  The NCB and MCB acquisitions also gave the Company the ability to expand into non-overlapping, yet complementary markets, as these locations are close enough to be operationally efficient, but don’t significantly overlap the Company’s existing retail banking footprint.  A map showing the Company’s office coverage, including the recent enhancement of market coverage through the recent acquisitions, is set forth below and details regarding the Company’s offices and recent trends with respect to market interest rate levels are set forth in Exhibit II-1 and II-2, respectively.

Charter Financial Corporation
Map of Branches

RP® Financial, LC.	MARKET AREA ANALYSIS
II.3

Interest Rate Environment

As of December 2008, the Discount Rate had been lowered to 0.50%, and the Federal Funds rate target was 0.00% to 0.25% reflecting the Federal Reserve’s response to the deteriorating economy.  These historically low rates were intended to enable a faster recovery of the housing industry, while at the same time lowering business borrowing costs.  The Federal Funds rate has remained in effect through May 21, 2010.  The effect of the interest rate decreases since mid-2008 has been most evident in short term rates, which decreased more than longer term rates, increasing the slope of the yield curve.  At the Federal Reserve’s late-April meeting, the Federal Reserve held its target rate steady and signaled that it would be at least several months before they raise short-term interest rates.  As of May 21, 2010, one- and ten-year U.S. government bonds were yielding 0.35% and 3.20%, respectively, compared to 0.56% and 3.53%, respectively, from the end of the second calendar quarter of 2009.  This has had a positive impact on the net interest margins of many financial institutions, as they rely on a spread between the yields on longer term assets and the costs of shorter term funding sources.  However, institutions who originate substantial volumes of prime-based loans have given up some of this pickup in yield as the prime rate declined to 3.25% on December 16, 2008 and has not changed as of May 21, 2010.

Looking forward, there are general expectations that interest rates will begin to increase in 2010 as the economy continues its recovery and as the Fed seeks to curtail inflationary pressures.  Based on the consensus outlook of 55 economists surveyed by The Wall Street Journal in February 2010, the economy is expected to expand around 3% for 2010.  GDP growth is not expected to make a significant dent in the unemployment rate, as the surveyed economists on average expected the unemployment rate to only fall to 9.4% by the end of 2010.  Most of the respondents said the Federal Reserve would not raise rates until the third quarter of 2010 at the earliest.

Market Area Demographics

The following section presents demographic details regarding Charter Financial’s market area.  Demographic and economic growth trends, measured by changes in population, number of households, per capita income and median household income, provide key insight into the health of the Company’s market area (see Table 2.1).  Demographic statistics reflect that the markets in the Valley area where the Company has historically been based (i.e., Troup County, Georgia and Chambers County, Alabama) indicate that these markets possess small population bases (a population of 65,000 for Troup County and 35,000 for Chambers County).  Moreover, population growth in these markets where the Company generates a significant portion of its retail deposits has been limited, at levels below the recent historical average for the State of Georgia.

RP® Financial, LC.	MARKET AREA ANALYSIS
II.4

In view of the foregoing, the Company has  expanded outside of the Troup and Chambers County market areas, both through acquisition and de novo branching, focusing on areas within the targeted I-85 corridor which are either larger in terms of the total population and/or which possess more favorable growth trends.  The characteristics for markets such as Gwinnett, Coweta, Carroll, Fayette, Haralson and Newton Counties are evidenced in the demographic data in Table 2.1 and reflect that all three have either greater population bases or more favorable growth trends than the Company’s markets in the Valley area.  However, it is important to factor in the extent to which the growth trends for these markets may have been impacted by the severe recession experienced in the Company’s Georgia and Alabama markets.

Income statistics further reflect the limited opportunity available for a financial institution in the Company’s historical markets.  Specifically, income levels and income growth rates as measured by median household income and per capita income statistics are comparatively low in relation to the state and national aggregates.  However, income levels are generally higher relative to markets where the Company has recently expanded (Gwinnett, Fayette, Newton and Coweta Counties) which are proximate to Atlanta with its higher paying jobs.

Household income distribution measures further imply that the Company’s market area closer to Atlanta contains higher overall income levels, while the more rural areas contain lower income levels, as the income distribution measures indicated significantly higher percentages of households with incomes above $50,000 for Gwinnett, Fayette, Newton, and Coweta Counties, compared to the state and the nation.  Conversely, the proportion of households with income levels with below $50,000 was 57.5% in Troup County and 66.7% in Chambers County.

RP® Financial, LC.	MARKET AREA ANALYSIS
II.5

Table 2.1
Charter Financial Corporation
Summary Demographic Data

	Year			Growth Rate	Growth Rate
	2000	2009	2014	2000-2009	2009-2014
	(000)	(000)	(000)	(%)	(%)
Population(000)
United States	281,422	309,732	324,063	1.1%	0.9%
Georgia	8,186	9,933	10,861	2.2%	1.8%
Gwinnett County	588	829	954	3.9%	2.9%
Troup County	59	65	68	1.2%	0.7%
Coweta County	89	127	148	4.0%	3.1%
Carroll County	87	117	131	3.3%	2.3%
Newton County	62	104	127	5.9%	4.2%
Fayette County	91	111	120	2.2%	1.5%
Haralson County	26	29	31	1.4%	1.0%
Lee County, Alabama	115	135	146	1.8%	1.6%
Chambers County, Alabama	37	35	34	-0.5%	-0.6%

Households(000)
United States	105,480	116,523	122,109	1.1%	0.9%
Georgia	3,006	3,648	3,994	2.2%	1.8%
Gwinnett County	202	280	320	3.7%	2.8%
Troup County	22	24	25	1.2%	0.8%
Coweta County	31	45	52	4.0%	3.1%
Carroll County	32	43	48	3.4%	2.4%
Newton County	22	37	45	5.9%	4.3%
Fayette County	32	39	42	2.3%	1.6%
Haralson County	10	11	12	1.5%	1.1%
Lee County, Alabama	46	56	61	2.2%	1.8%
Chambers County, Alabama	15	14	14	-0.2%	-0.4%

Median Household Income($)
United States	$42,164	$54,719	$56,938	2.9%	0.8%
Georgia	42,686	56,761	58,593	3.2%	0.6%
Gwinnett County	60,523	82,550	87,684	3.5%	1.2%
Troup County	35,428	42,902	43,813	2.1%	0.4%
Coweta County	52,874	67,450	71,905	2.7%	1.3%
Carroll County	38,816	48,438	52,162	2.5%	1.5%
Newton County	44,883	58,718	62,461	3.0%	1.2%
Fayette County	70,845	92,287	97,001	3.0%	1.0%
Haralson County	31,999	38,713	41,076	2.1%	1.2%
Lee County, Alabama	31,022	36,635	38,387	1.9%	0.9%
Chambers County, Alabama	29,633	34,801	36,539	1.8%	1.0%

Per Capita Income($)
United States	$21,587	$27,277	$28,494	2.6%	0.9%
Georgia	21,154	26,980	28,427	2.7%	1.1%
Gwinnett County	25,006	33,983	35,044	3.5%	0.6%
Troup County	17,626	20,316	20,835	1.6%	0.5%
Coweta County	21,949	27,762	28,684	2.6%	0.7%
Carroll County	17,656	21,145	22,036	2.0%	0.8%
Newton County	19,317	24,105	25,185	2.5%	0.9%
Fayette County	29,464	41,048	42,689	3.8%	0.8%
Haralson County	15,823	18,175	18,829	1.6%	0.7%
Lee County, Alabama	17,158	19,861	20,587	1.6%	0.7%
Chambers County, Alabama	15,147	17,645	18,247	1.7%	0.7%

2009 HH Income Dist.(%)	$25,000	$50,000	$100,000	$100,000 +
United States	20.9%	24.5%	35.3%	19.3%
Georgia	20.7%	23.1%	36.8%	19.4%
Gwinnett County	7.3%	14.1%	41.3%	37.3%
Troup County	29.9%	27.6%	33.2%	9.4%
Coweta County	13.9%	20.1%	41.4%	24.7%
Carroll County	26.2%	25.0%	38.4%	10.3%
Newton County	15.9%	23.5%	46.3%	14.3%
Fayette County	6.5%	12.0%	36.4%	45.1%
Haralson County	31.7%	30.8%	31.8%	5.8%
Lee County, Alabama	38.8%	22.9%	29.3%	8.9%
Chambers County, Alabama	37.3%	29.4%	28.7%	4.6%

Source: SNL Financial, LC.

RP® Financial, LC.	MARKET AREA ANALYSIS
II.6

Regional/Local Economic Factors

Real Estate Market/Bank Failures.  Like many markets nationwide, Charter Financial’s market area along the I-85 corridor has been impacted by the recessionary environment.  The real estate market has been particularly impacted as the high growth Georgia market became overbuilt resulting in the boom turning to bust.  As of April 2010, Georgia maintained the ninth highest foreclosure rate in the United States -- one foreclosure for every 288 households. The foreclosure rate is up 21.2% from April 2009.  The mounting foreclosures on top of an already overbuilt market have brought Georgia to the top of the list in bank failures.   A total of 214 banks and thrifts have failed nationwide since 2008, with 124 occurring in 2009 alone and 72 failures year to date through May 2010.  The State of Georgia, while home to just 4% of all U.S. banks, reported 11% of the nation's bank failures since the beginning of 2010.  More banks have collapsed in Georgia than in any other U.S. state, even compared to California and Florida, who have higher foreclosure rates and posted more foreclosure filings, as of September 2009.  Thirty-three Georgia banks have been seized by regulators since 2009, with defaulting construction and development loans playing a significant role in many of the failures.

Given the high level of delinquent loans haunting the remaining Georgia-based banks, more financial institution failures are expected.  Poorly underwritten loans to builders and developers in the Atlanta area seem to be at the root of many of the failures. Most of the failed Georgia institutions made outsized bets during the real estate boom on residential and commercial construction projects in the Atlanta area.  Additionally, a weakened commercial real estate market which has increased delinquencies rates in those portfolios has also contributed to the growing number of problem institutions.  The Company recognizes that the overbuilt nature of the real estate market in some areas will also impact the Company, both from an ability to lend over the near term and workout the Company’s non-performing assets, specifically the acquired NCB and MCB non-performing assets.

Importantly, Charter Financial’s business plan reflects a belief that the current market dislocation is an opportunity for the Company.  First, the level of competition presented by many banks may diminish both from a lending and deposit perspective as competing institutions are forced to retrench in many cases.  Second, more bank failures will present the Company with additional acquisition opportunities and the potential to continue to expand its retail depository franchise at relatively low cost.

RP® Financial, LC.	MARKET AREA ANALYSIS
II.7

Unemployment Trends.  Rising unemployment rates in the Georgia market are indicative of the weakened economic fundamentals of the Georgia economy.  In this regard, the unemployment rate in March 2010 was equal to 10.4% which represents an increase from 9.1% a year prior. Job losses have occurred across the full business spectrum and not just in the construction arena, as trade, manufacturing, and the professional and business services sectors have experienced rising unemployment, as well.  Comparative unemployment rates for Georgia, the Company’s market area counties, as well as for the U.S., are shown in Table 2.2.  All of the Company’s market area counties reported unemployment rates above the national and state aggregates, with the exception of Gwinnett County (9.5%), Fayette County (9.0%) markets in Georgia and Lee County, Alabama (9.3%).  The market area unemployment rates ranged from a low of 9.3% in Lee County, Alabama to 16.9% in the more rural Chambers County, as compared to the State of Georgia at 10.4% and the national unemployment rate reported at 9.7%.  Unemployment rates in the Company’s market as well as on a state and national basis have been trending upward for the most recent 12 month period for which data is available, as the regional and national economies have been responding to the troubled housing, credit, and financial sectors that have caused many employers to cut down on employees or limit hiring.

Table 2.2
Charter Financial Corporation
Market Area Unemployment Trends

Region	March 2009 Unemployment	March 2010 Unemployment

United States	8.5%	9.7%
Georgia	9.1	10.4
Gwinnett County	8.4	9.5
Troup County	12.6	12.2
Coweta County	8.8	10.8
Carroll County	10.3	11.6
Newton County	11.8	12.2
Fayette County	7.4	9.0
Haralson County	11.8	11.5

Lee County, Alabama	7.4	9.3
Chambers County, Alabama	18.0	16.9

Source: U.S. Bureau of Labor Statistics.

RP® Financial, LC.	MARKET AREA ANALYSIS
II.8

Market Area Deposit Characteristics

Competition among financial institutions in the Company’s market area is also significant, as larger institutions compete for market share to achieve economies of scale while smaller community banks seek to carve out their respective market niches.  Among the Company’s competitors are larger and more diversified institutions such as Bank of America and Wells Fargo Bank.  Other regional financial institution competitors include a number of smaller locally based commercial banks and savings institutions.

Table 2.3 displays deposit market trends for the Company’s market area counties and the State of Georgia as of June 30, 2005 and June 30, 2009.  Deposits have increased at an annual rate of 5.4% in Georgia over the time period, with commercial banks deposits increasing at a faster rate than the statewide average, and savings institutions losing deposits over that time period.  The loss of deposits by savings institutions is primarily due to the failure of Netbank.  As of June 30, 2009, commercial banks held 97.2% of total financial institution deposits in Georgia, an increase four years earlier.  The total number of banking institution branch offices in Georgia also increased over the four year period. Annual deposit growth from 2005 to 2009 in the Company’s market area counties ranged from a high of 10.0% in Coweta County to a low of 2.4% in Newton County, Georgia.   The market is dominated by commercial banks in all of the market area counties.

As of June 30, 2009, the Company was the only savings institution in Troup, Carroll, and Haralson Counties, Georgia and Lee and Chambers Counties in Alabama. The Company’s reported deposit market shares ranged from a low of 0.2% in Gwinnett County to 24.3% in Chambers County, Alabama.  The low deposit market share in Gwinnett County is indicative of the competitive markets in close proximity to the Atlanta MSA, while the higher deposit market shares reveal the smaller more rural areas of the Company’s market, more distant from Atlanta.

RP® Financial, LC.	MARKET AREA ANALYSIS
II.9

Table 2.3
Charter Financial Corporation
Deposit Summary

	As of June 30,
	2005			2009			Deposit Growth Rate 2005-2009
	Deposits	Market Share	Number of Branches	Deposits	Market Share	No. of Branches
	(Dollars In Thousands)						(%)
Deposit Summary
State of Georgia	$149,442,000	100.0%	2,643	$184,318,000	100.0%	2,839	5.4%
Commercial Banks	143,154,000	95.8%	2,481	179,195,000	97.2%	2,694	5.8%
Savings Institutions	6,288,000	4.2%	162	5,123,000	2.8%	145	-5.0%

Gwinnett County	$9,344,042	100.0%	192	$11,099,232	100.0%	215	4.4%
Commercial Banks	9,022,283	96.6%	171	10,765,639	97.0%	193	4.5%
Savings Institutions	321,759	3.4%	21	333,593	3.0%	22	0.9%
CharterBank	0	0.0%	0	23,724	0.2%	1	-

Troup County	$874,420	100.0%	21	$1,121,782	100.0%	25	6.4%
Commercial Banks	703,074	80.4%	18	859,801	76.6%	21	5.2%
Savings Institutions	171,346	19.6%	3	261,981	23.4%	4	11.2%
CharterBank	171,346	19.6%	3	261,981	23.4%	4	11.2%

Coweta County	$1,054,068	100.0%	46	$1,545,340	100.0%	35	10.0%
Commercial Banks	1,048,653	99.5%	44	1,363,180	88.2%	32	6.8%
Savings Institutions	5,415	0.5%	2	182,160	11.8%	3	140.8%
CharterBank	0	0.0%	0	181,502	11.7%	2	-

Carroll County	$1,566,900	100.0%	34	$2,029,633	100.0%	36	6.7%
Commercial Banks	1,399,984	89.3%	34	1,755,952	86.5%	35	5.8%
Savings Institutions	166,916	10.7%	0	273,681	13.5%	1	-
CharterBank	166,916	10.7%	1	273,681	13.5%	1	-

Newton County	$824,117	100.0%	15	$905,781	100.0%	22	2.4%
Commercial Banks	641,773	77.9%	12	699,920	77.3%	16	2.2%
Savings Institutions	182,344	22.1%	3	205,861	22.7%	6	3.1%
CharterBank	0	0.0%	0	40,612	4.5%	1	-

Fayette County	$1,590,716	100.0%	45	$1,926,628	100.0%	39	4.9%
Commercial Banks	1,584,984	99.6%	42	1,926,628	100.0%	39	5.0%
Savings Institutions	5,732	0.4%	3	0	0.0%	0	-100.0%
CharterBank	0	0.0%	0	0	0.0%	-

Haralson County	$352,930	100.0%	13	$434,543	100.0%	13	5.3%
Commercial Banks	352,930	100.0%	13	408,197	93.9%	12	3.7%
Savings Institutions	0	0.0%	0	26,346	6.1%	1	-
CharterBank	0	0.0%	0	26,346	6.1%	1	-

Lee County, AL	$1,407,180	100.0%	36	$1,904,122	100.0%	40	7.9%
Commercial Banks	1,342,940	95.4%	32	1,808,185	95.0%	36	7.7%
Savings Institutions	64,240	4.6%	4	95,937	5.0%	4	10.5%
CharterBank	64,240	4.6%	4	95,937	5.0%	4	10.5%

Chambers County, AL	$272,296	100.0%	10	$304,287	100.0%	10	2.8%
Commercial Banks	201,543	74.0%	8	230,477	75.7%	8	3.4%
Savings Institutions	70,753	26.0%	2	73,810	24.3%	2	1.1%
CharterBank	70,753	26.0%	2	73,810	24.3%	2	1.1%

Source: FDIC.

RP® Financial, LC.	MARKET AREA ANALYSIS
II.10

Summary

The Company’s primary market area includes a mix of metropolitan markets adjacent to Atlanta and smaller markets in southern Georgia and Alabama.  Demographic trends reflect the variance in market area characteristics but, similar to nationwide trends, real estate values have declined throughout the Company’s expanded market area and the Company faces intense competition from larger and more diversified financial institutions.  The Company has recently completed the NCB and MCB acquisitions and, based on the current number of troubled banks in the Georgia market, may have the opportunity to bid on additional targets.  The Company has stated its intention to continue to evaluate opportunities to increase deposit market share through other acquisitions of financial institutions or establishing additional branch sites, both in existing and contiguous markets.  These plans appear to be supported by the market area.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.1

III.  PEER GROUP ANALYSIS

This section presents an analysis of the Company’s operations versus a group of comparable companies (the “Peer Group”) selected from the universe of all publicly-traded savings institutions.  The primary basis of the pro forma market valuation of the Company is provided by these public companies.  Factors affecting the Company’s pro forma market value such as financial condition, credit risk, interest rate risk, and recent operating results can be readily assessed in relation to the Peer Group.  Current market pricing of the Peer Group, subject to appropriate adjustments to account for differences between the Company and the Peer Group, will then be used as a basis for the valuation of the Company’s to-be-issued common stock.

Peer Group Selection

The mutual holding company form of ownership has been in existence in its present form since 1991.  As of the date of this appraisal, there were approximately 27 publicly-traded institutions operating as subsidiaries of MHCs excluding those that were in the process of undertaking second step conversion transactions.  We believe there are a number of characteristics of MHCs that make their shares distinctly different than the shares of fully-converted companies.  These factors include:  (1) lower aftermarket liquidity in the MHC shares since less than 50% of the shares are available for trading; (2) guaranteed minority ownership interest, with no opportunity of exercising voting control of the institution in the MHC form of organization, thus limiting acquisition speculation in the stock price; (3) market expectations of the potential impact of “second-step” conversions on the pricing of public MHC institutions; (4) the regulatory policies regarding the dividend waiver by MHC institutions; and (5) mid-tier holding companies (formed by most MHCs) facilitate the ability for stock repurchases, thereby potentially improving the market for the public shares and the MHC’s financial characteristics.  We believe that each of these factors has a distinct impact on the pricing of the shares of MHC institutions, relative to the market pricing of shares of fully-converted public companies.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.2

Given the unique characteristics of the MHC form of ownership, and since the Company will remain in the MHC form following the offering, RP Financial concluded that the appropriate Peer Group for the Company’s valuation should be comprised of thrifts in MHC form, and no full stock companies.  In this regard, a Peer Group comprised of public MHC thrifts is consistent with the regulatory guidelines, and other recently completed by MHC offerings.  Further, the Peer Group should be comprised of only those MHC institutions whose common stock is either listed on a national exchange or is NASDAQ listed, since the market for companies trading in this fashion is regular and reported.  We believe non-listed MHC institutions are inappropriate for the Peer Group, since the trading activity for thinly-traded stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value.  We have excluded from the Peer Group those public MHC institutions that are currently pursuing a “second-step” conversion, companies subject to speculative factors or unusual operating conditions, and companies who have announced a “remutualization” transaction or a merger with another MHC – as the pricing characteristics of these MHC institutions are typically distorted.  MHCs that recently completed their minority stock offerings are typically excluded as well, due to the lack of a seasoned trading history and/or insufficient time to effectively redeploy the offering proceeds.  Selected characteristics of the universe of all publicly-traded institutions are included as Exhibit III-1.

Basis of Comparison

This appraisal includes two sets of financial data and ratios for each public MHC institution.  The first set of financial data reflects the actual book value, earnings, assets and operating results reported by the public MHC institutions in its public filings inclusive of the minority ownership interest outstanding to the public.  The second set of financial data, discussed at length in the following chapter, places the Peer Group institutions on equal footing by restating their financial data and pricing ratios on a “fully-converted” basis assuming the sale of the majority shares held by the MHCs in public offerings based on their respective current prices and standard assumptions for the Second Step Conversion.  This adjustment is appropriate for several reasons, including:  (1) the investment community also prices the stock of MHCs assuming the completion of a Second Step Conversion; and (2) MHC institutions have different proportions of their stock publicly held, so this technique neutralizes such differences.  Throughout the appraisal, the adjusted figures will be specifically identified as being on a “fully-converted” basis.  Unless so noted, the figures referred to in the appraisal will be actual financial data reported by the public MHC institutions.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.3

Both sets of financial data have their specific use and applicability to the appraisal.  The actual financial data, as reported by the Peer Group companies and reflective of the minority interest outstanding, will be used primarily in this Chapter III to make financial comparisons between the Peer Group and the Company.  In this analysis, we consider the pro forma impact of the offering on the Company.  The fully-converted analysis will be more fully described and quantified in the pricing analysis discussed in Chapter IV.  The fully-converted pricing ratios are considered critical to the valuation analysis in Chapter IV, because they place each public MHC institution on a fully-converted basis (making their pricing ratios comparable to the pro forma valuation conclusion reached herein), eliminate distortion in pricing ratios between public MHC institutions that have sold different percentage ownership interests to the public, and reflect the actual pricing ratios (fully-converted basis) being placed on public MHC institutions in the market today to reflect the unique trading characteristics of publicly-traded MHC institutions.

Selected Peer Group

Among the universe of 144 publicly-traded thrifts, the number of public MHC institutions is relatively small, thereby limiting the selection process.  Under ideal circumstances, the Peer Group would be comprised of at least ten publicly-traded regionally-based MHC institutions with financial and operating characteristics comparable to the Company.  However, the number of publicly traded MHCs based in Georgia and the Southeast region of the US is limited to Heritage Financial Group and Atlantic Coast Federal Corporation, both of which are based in Georgia.  Neither was included in the Peer Group as Heritage Financial has announced its intent to complete a second step conversion to a full stock company while Atlantic Coast Financial Corporation has experienced increased asset quality problems which has led to operating losses.

Given the lack of publicly-traded MHCs in the Southeast region, similarly-sized comparable companies outside the Southeast were considered for the Peer Group.  Specifically, in the peer group selection process focused on the publicly-traded MHCs with the following characteristics:

1.	Total assets between $450 million and $3 billion;
2.	Profitable on a both a reported and core basis; and
3.	NPA/Assets ratios less than 3%

Accordingly, the Peer Group selection focused on those companies which were similarly sized and relatively good asset quality and profitable.

From the universe of publicly-traded thrifts, we selected ten companies.  Several companies meeting the size criteria were not included in the Peer Group owing to operating losses or a high level of NPAs including:

RP® Financial, LC.	PEER GROUP ANALYSIS
III.4

➢	Atlantic Coast Federal Corporation of GA – Operating losses and NPAs
➢	Brooklyn Federal Bancorp of NY – Operating losses and NPAs
➢	Magyar Bancorp of NJ – Operating losses and NPAs
➢	Malvern Federal Bancorp – Operating losses and NPAs
➢	Northeast Community Bancorp – Operating losses and NPAs
➢	PSB Holdings of CT – Operating losses and NPAs
➢	Waterstone Financial of WI – Operating losses and NPAs
➢	United Community Bancorp of IN - NPAs

On average, the Peer Group companies maintain a higher level of capitalization relative to the universe of all public thrifts, and have more favorable operating returns.  On a fully-converted basis, the Peer Group would have nearly twice the capital level and higher profitability.  At the same time, we note that the ROE for the Peer Group diminishes on a fully converted basis reflecting the limited return on the incremental capital over the near term.

			MHC Peer Group
					Fully-
	All		Reported		Converted
	Publicly-Traded(1)		Basis		Basis(2)

Financial Characteristics (Averages)
Assets ($Mil)	$3,006		$1,073		$1,188
Tang. Equity/Assets (%)	10.04%		12.38%		19.31%
Core Return on Assets (%)	(0.23)		0.49		0.62
Core Return on Equity (%)	(0.78)		4.09		1.04

Pricing Ratios (Averages)(3)
Price/Core Earnings (x)	16.98	x	24.37	x	24.55	x
Price/Tang. Book (%)	84.53%		132.40%		77.17%
Price/Assets (%)	8.48		16.84		15.06

(1) Includes all full stock companies excluding MHCs.
(2) Pro forma basis.
(3) Based on market prices as of May 21, 2010.

Table 3.1 shows the general characteristics of each of the 10 Peer Group companies.  While there are expectedly some differences between the Peer Group companies and the Bank, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments.  The following sections present a comparison of Charter Financials financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date.  The conclusions drawn from the comparative analysis are then factored into the valuation analysis discussed in the final chapter.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.5

Table 3.1
Peer Group of Publicly-Traded Thrifts
May 21, 2010

				Operating	Total			Fiscal	Conv.	Stock	Market
Ticker	Financial Institution	Exchange	Primary Market	Strategy(1)	Assets(2)		Offices	Year	Date	Price	Value
										($)	($Mil)

KRNY	Kearny Financial Corp. MHC of NJ (26.5)	NASDAQ	Fairfield, NJ	Thrift	$2,252		27	06-30	02/05	$9.60	$661
EBSB	Meridian Financial Services MHC MA (43.4)	NASDAQ	East Boston, MA	Thrift	$1,719		25	12-31	01/08	$11.42	$258
RCKB	Rockville Financial MHC of CT (42.9)	NASDAQ	Vrn Rockville CT	Thrift	$1,560		21	12-31	05/05	$12.04	$227
ROMA	Roma Financial Corp. MHC of NJ (27.0)	NASDAQ	Robbinsville, NJ	Thrift	$1,370		15	12-31	07/06	$11.54	$357
CSBK	Clifton Savings Bancorp MHC of NJ (37.1)	NASDAQ	Clifton, NJ	Thrift	$1,060	D	11	03-31	03/04	$9.01	$238
SIFI	SI Financial Group Inc. MHC of CT (38.2)	NASDAQ	Willimantic, CT	Thrift	$882		21	12-31	10/04	$6.07	$72
PBIP	Prudential Bancorp MHC PA (29.3)	NASDAQ	Philadelphia, PA	Thrift	$508		7	09-30	03/05	$6.58	$66
GCBC	Green County Bancorp MHC of NY (43.9)	NASDAQ	Catskill, NY	Thrift	$479		13	06-30	12/98	$16.70	$69
ALLB	Alliance Bank MHC of PA 42.0)	NASDAQ	Broomall, PA	Thrift	$472		9	12-31	01/07	$8.30	$56
LSBK	Lake Shore Bancorp MHC of NY (41.3)	NASDAQ	Dunkirk, NY	Thrift	$432		9	12-31	04/06	$8.36	$51

NOTES:	(1)	Operating strategies are: Thrift=Traditional Thrift, M.B.=Mortgage Banker, R.E.=Real Estate Developer, Div.=Diversified and Ret.=Retail Banking.
	(2)	Most recent quarter end available (E=Estimated and P=Pro Forma).

Source: SNL Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.6

Financial Condition

Table 3.2 shows comparative balance sheet measures for Charter Financial and the Peer Group, reflecting balances as of March 31, 2010, for the Company and either December 31, 2009 or March 31, 2010 for the Peer Group.  On a reported basis, Charter Financial’s equity-to-assets ratio of 8.9% was below the Peer Group’s average equity/assets ratio of 12.8%.  Tangible equity-to-assets ratios for the Company and the Peer Group equaled 8.5% and 12.3%, respectively.  On average, Charter Financial and the Peer Group have approximately the same level of intangibles equal to 0.4% and 0.5% of assets, respectively.  On a pro forma basis, Charter Financial’s equity ratio will increase to levels more closely approximating the Peer Group average and likewise, both the Company’s and the Peer Group’s pricing ratios would be enhanced by a second step conversion to levels well in excess of the current reported levels. Both the Company and the Peer Group currently maintain surpluses with respect to their respective regulatory capital requirements.

The increase in Charter Financial’s pro forma equity position will be favorable from an interest rate risk perspective and in terms of posturing for future earnings growth as the net proceeds are reinvested and leveraged.  The Company’s business plan is focused on increasing earnings through internal growth and external expansion, possibly through acquisition of regionally based insolvent institutions with FDIC financial assistance and asset guarantees.  To date, none of the Peer Group companies have completed FDIC assisted transactions although Meridian Bancorp completed a merger of another mutual institution with asset quality problems on an unassisted basis within the last twelve months.

The interest-earning asset (“IEA”) composition for the Company and the Peer Group reflects material differences in terms of the proportion of loans, as Charter Financial’s ratio of loans/assets of 54.5% falls below the Peer Group average ratio of 58.5%.  At the same time, Charter Financial’s level of cash and investments, equal to 29.2% of assets, also falls slightly below the comparable Peer Group average of 36.3%.  Overall, Charter Financial’s interest-earning assets amounted to 83.7% of assets, which was below the Peer Group’s average ratio of 94.8%.  Both the Company’s and the Peer Group’s IEA ratios exclude BOLI as an interest-earning asset.  Additionally, the Company’s FDIC Indemnification Asset, equal to 7.6% of assets, is also non-interest earning until the covered losses are realized and the Company receives cash reimbursement from the FDIC.  On a pro forma basis immediately following the Minority Stock Issuance, a portion of the proceeds will initially be invested into shorter term investment securities and/or MBS increasing the relative proportion of cash and investments for the Company in comparison to the Peer Group over the short term.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.7

Table 3.2
Balance Sheet Composition and Growth Rates
Comparable Institution Analysis
As of March 31, 2010

[Table Omitted]

(1)	Financial information is for the quarter ending December 31, 2009.

Source:  SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2010 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.8

The Company’s deposits equaled 73.0% of assets, which was below the Peer Group average of 77.1%.  A unique aspect of the Company’s deposit base in comparison to the Peer Group is the large balance of jumbo deposits, including brokered and credit union CDs.  The Company has utilized borrowings to a greater extent than the Peer Group, on average, at 17.1% and 8.8% of assets (includes subordinated debt), respectively.  The Company did not have any subordinated debt while funds derived from this source averaged 0.1% of assets for the Peer Group.  Total interest-bearing liabilities (“IBL”) maintained by Charter Financial and the Peer Group, equaled 90.1% and 86.0% of assets, respectively.  The ratio of IBL will be reduced on a post-offering basis as the Company funds a greater portion of its operations with equity.

A key measure of balance sheet strength for a financial institution is the IEA/IBL ratio, with higher ratios often facilitating stronger profitability levels, depending on the overall asset/liability mix.  Presently, the Company’s IEA/IBL ratio of 92.9% is below the Peer Group’s average ratio of 110.2%.  Importantly, the shortfall is partially attributable to the Company’s significant investment in BOLI, which generates fee income as the cash surrender value increases, and the presence of the FDIC Indemnification Asset which will diminish over time as cash is received from the FDIC pursuant to the loss share coverage agreement.  Moreover, the additional capital realized from stock proceeds will increase the IEA/IBL ratio, as the net proceeds realized from Charter Financial’s stock offering are expected to be reinvested into interest-earning assets and the increase in the Company’s equity position will result in a lower level of interest-bearing liabilities funding assets.

The growth rate section of Table 3.2 shows growth rates for key balance sheet items for the most recent periods for which data is available.  In this regard, the data for Charter Financial reflects annualized growth rates for the 18 months ended March 31, 2010 and generally well exceeds the Peer Group benchmarks reflecting the impact of the recent FDIC assisted acquisition activity.  Charter Financial’s assets increased by 33.1% versus asset growth of 10.9% for the Peer Group on average and 5.6% based on the median.  Select other growth measures for the Company also exceeded the Peer Group averages owing to the completion of the NCB and MCB acquisitions including the loan growth rate (34.6% for the Company versus an average of 7.8% for the Peer Group) and the deposit growth rate (63.7% for the Company versus an average of 15.4% for the Peer Group).  As a result of the terms of the FDIC assistance transactions which involved a significant upfront cash component, the Company’s cash, MBS and investments portfolio increased by 12.0% which was nearly equal to the 13.4% growth rate for the Peer Group.  Charter Financial’s borrowed funds shrank by 14.4%, partially utilizing liquidity generated through the NCB and MCB acquisitions, while the Peer Group’s borrowings shrank by 13.2% on average.  Equity increased for the Company by 5.4% supported by bargain purchase income and other gains net of non-recurring OTTI charges and dividends paid to shareholders.  Equity growth for the Peer Group was relatively comparable overall equal to 3.0% based on the average and 2.2% based on the median.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.9

Income and Expense Components

Table 3.3 shows comparative income statement measures for Charter Financial and the Peer Group, reflecting earnings for the twelve months ended March 31, 2010, for Charter Financial and the Peer Group (Clifton Savings Bancorp is an exception with earnings data for the twelve months ended December 31, 2010).  Charter Financial reported a net income to average assets ratio of 0.97% versus the Peer Group’s ratio of 0.46% based on the average and 0.43% based on the median.  Importantly, the impact of the NCB and MCB acquisitions have not been fully reflected into the Company’s earnings since the NCB acquisition was completed at the end of June 2009 and the MCB acquisition was completed in March 2010.  On a historical basis, incorporating approximately nine months of combined operations with NCB and less than one week of operations with MCB, the Company’s higher ROA was principally the result of non-operating gains, including bargain purchase gains on the NCB and MCB transactions as well as gains on the sale of securities net of non-operating losses.

The impact of the wholesale elements of the Company’s balance sheet (i.e., a high level of securities funded to a greater extent by borrowings and brokered and credit union CDs) as well as the significant level of non-interest earning assets (primarily the FDIC assistance asset but also BOLI) is reflected in the Company’s lower net interest income as a percent of average assets.  Specifically, the Company’s ratio of net interest income to average assets equaled 2.48% which was 42 basis points lower than the 2.90% average ratio reported by the Peer Group.  In particular, the Company’s higher funding costs (2.82% cost of funds for Charter Financial versus 2.14% on average for the Peer Group) were the primary factor in the weaker net interest margin as interest income exceeded the Peer Group average (4.93% for the Company versus an average of 4.72% for the Peer Group) reflecting Charter Financial’s relatively higher asset yields (5.51% for the Company versus an average of 4.96% for the Peer Group) and occurs notwithstanding Charter Financial’s high level of non-interest earning assets.  Charter Financial’s higher funding costs is reflective of both the higher ratio of borrowed funds and the high ratio of brokered deposits and credit union CDs which typically entail an interest cost above retail CDs and other retail-oriented deposit accounts.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.10

Table 3.3
Income as Percent of Average Assets and Yields, Costs, Spreads
Comparable Institution Analysis
For the 12 Months Ended March 31, 2010

[Table Omitted]

(1)	Financial information is for the quarter ending December 31, 2009.

Source:  SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.11

For the period covered in Table 3.3, the Company and the Peer Group reported operating expense to average assets ratios of 2.84% and 2.43%, respectively.  The Company’s operating expense ratio has been subject to increase reflecting the increased overhead and operating cost of the acquired retail banking operations of NCB in such areas as compensation (branch staff and lenders), legal and professional fees reflecting the cost for both the NCB and MCB acquisitions as well as foreclosure and asset management fees attributable to the resolution of acquired non-performing assets.  Additionally, marketing costs also increased as the Bank sought to rebrand the acquired offices of NCB and MCB.  Expenses will be subject to further increase in the future as the acquired operations of NCB and MCB are fully reflected in trailing twelve month earnings although asset resolution costs may diminish over the intermediate to long term as the Company successfully resolves acquired problem assets.

Charter Financial reported a comparatively high level of non-interest income offsetting the weak net interest margin and high operating expense ratio from the perspective of core earnings,   Non-interest income equaled 0.79% of average assets, which is above both the Peer Group average (0.50% of average assets) but compares closely to the average for all publicly-traded thrifts (0.77% of average assets).  The high ratio of non-interest income in relation to the Peer Group is the result of both deposit account service charges and insufficient funds fees imposed on the Company’s deposit accounts as well as to other miscellaneous income items such as brokerage commission and BOLI income.

Charter Financial’s efficiency ratio (operating expenses as a percent of the sum of non-interest operating income and net interest income) of 86.9% is less favorable than the Peer Group’s ratio of 71.7%.  On a post-offering basis, the efficiency ratio and the underlying core earnings rate of the Company may be subject to increase as Charter Financial’s management believes that the NCB and MCB acquisitions will be accretive to the Company’s earnings.  Moreover, the Company’s earnings will also benefit from the reinvestment of the offering proceeds net of the incremental expenses incurred as a result of the increased expense attributable to the stock benefit plans.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.12

Loan loss provisions reflect an increasing trend for the Company and equaled 0.66% of average assets for Charter Financial for the twelve months ended March 31, 2010, versus an average of 0.21% for the Peer Group.  While the Company is anticipating that its loan loss provisions may be lower in the future, estimating the level of future loan loss provisions is difficult in the current operating environment and may be predicated on the stabilization of Charter Financial’s credit quality ratios, both with respect to assets originated by Charter Financial and assets acquired in the NCB and MCB transactions.

Non-operating income totaled 1.69% for Charter Financial versus an average expense of 0.04% for the Peer Group.  The large gains reported by Charter Financial include the impact of bargain purchase gains on the NCB and MCB acquisitions (1.76% of assets), gains on the sale of fixed assets and investments (0.49% of average assets in aggregate) net of one-time FHLB prepayment penalties and OTTI charges on investments (0.56% of average assets combined).  Excluding such non-recurring earnings elements on a tax effected basis, Charter Financial’s core earnings for the most recent twelve month period is at near breakeven level.  Typically, such gains and losses are discounted in valuation analyses as they tend to have a relatively high degree of volatility, and thus are not considered part of core operations.  In this appraisal, for both Charter Financial’s and the Peer Group, we have considered earnings and profitability before and after such net gains and losses.

The Company’s effective tax rate for the last twelve months of 33.53% modestly exceeds the Peer Group average tax rate of 30.32% reflecting that the Company is in a fully taxable position with respect to both state and federal income taxes.

Loan Composition

Table 3.4 presents the most recent data related to the Company’s and the Peer Group’s loan portfolio compositions, as well as data pertaining to investment in mortgage-backed securities, loans serviced for others, and risk-weighted assets.  Importantly, the loan portfolio composition for the Company includes all loans acquired with NCB and MCB segregated into the appropriate loan categories based on CharterBank’s regulatory financial reports as of March 31, 2010, which we believe is appropriate for purposes of this specific analysis.  The prospectus disclosure for loans aggregates all loans covered by FDIC loss sharing together without regard to the loan’s purpose or underlying collateral of the loan.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.13

Table 3.4
Loan Portfolio Composition and Related Information
Comparable Institution Analysis
As of March 31, 2010

		Portfolio Composition as a Percent of Assets
			1-4	Constr.	5+Unit	Commerc.		RWA/	Serviced	Servicing
Institution		MBS	Family	& Land	Comm RE	Business	Consumer	Assets	For Others	Assets
		(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	($000)

Charter Financial Corporation (1)		16.22%	12.11%	9.78%	27.66%	5.02%	0.69%	50.12%	$19,407	$0

All Public Companies
Averages		12.18%	35.02%	5.06%	22.18%	4.56%	2.28%	65.30%	$606,479	$5,873
Medians		10.58%	35.32%	3.90%	21.65%	3.39%	0.61%	65.21%	$45,390	$140

State of GA
Averages		18.98%	43.08%	4.52%	8.76%	2.12%	8.76%	57.84%	$2,520	$0
Medians		18.98%	43.08%	4.52%	8.76%	2.12%	8.76%	57.84%	$2,520	$0

Comparable Group
Averages		17.32%	39.85%	2.67%	14.41%	2.43%	0.52%	51.24%	$21,477	$130
Medians		17.61%	40.85%	1.83%	10.44%	2.20%	0.42%	49.09%	$0	$0

Comparable Group
ALLB	Alliance Bank MHC of PA (42.0)	4.57%	23.18%	5.15%	29.92%	1.75%	1.60%	62.14%	$0	$0
CSBK	Clifton Savings Bancorp MHC of NJ (37.1)(2)	31.03%	42.77%	0.03%	2.31%	0.00%	0.09%	35.73%	$0	$0
GCBC	Green County Bancorp MHC of NY (43.9)	17.24%	42.97%	1.72%	11.80%	3.55%	0.86%	35.05%	$0	$0
KRNY	Kearny Financial Corp. MHC of NJ (26.5)	30.40%	34.07%	0.72%	9.07%	0.67%	0.13%	42.63%	$0	$0
LSBK	Lake Shore Bancorp MHC of NY (41.3)	18.70%	50.10%	0.27%	6.27%	2.64%	0.49%	52.82%	$16,490	$0
EBSB	Meridian Financial Services MHC MA (43.4)	NA	NA	NA	NA	NA	NA	61.35%	$0	$0
PBIP	Prudential Bancorp MHC PA (29.3)	17.97%	38.92%	6.16%	4.76%	0.47%	0.10%	45.36%	$0	$0
RCKB	Rockville Financial MHC of CT (42.9)	5.72%	48.49%	5.37%	26.92%	6.39%	0.46%	78.08%	$65,580	$527
ROMA	Roma Financial Corp. MHC of NJ (27.0)	NA	NA	NA	NA	NA	NA	41.64%	$7,160	$0
SIFI	SI Financial Group Inc. MHC of CT (38.2)	12.93%	38.33%	1.93%	24.23%	3.96%	0.38%	57.62%	$125,540	$763

(1)	Based on regulatory financial reports as of March 31, 2010, and includes both covered and non-covered loans.
(2)	Financial information is for the quarter ending December 31, 2009.

Source:
SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2010 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.14

The Company’s loan portfolio composition reflected a lower concentration of 1-4 family permanent mortgage loans and mortgage-backed securities than maintained by the Peer Group (28.3% of assets versus 57.2% for the Peer Group).  The Company’s investment in residential loans was supported by a similar concentration of mortgage-backed securities (16.2% for the Company versus an average of 17.3% for the Peer Group), as the Company’ ratio of 1-4 family permanent mortgage loans was substantially lower than the Peer Group average (12.1% for Charter Financial versus an average of 39.9% of assets for the Peer Group).  Loans serviced for others and mortgage servicing assets are limited for Charter Financial

The Company’s lending activities show greater diversification in multi-family and commercial mortgage lending.  Specifically, multi-family and commercial mortgage loans represented 27.7% of assets, which was greater than the 14.4% average ratio for the Peer Group.  Similarly, construction loans were modestly greater for the Company based on a ratio of 9.8% of assets for Charter Financial versus an average of 2.7% of assets for the Peer Group.  The balance of the loan portfolio consisted of modest levels of non-mortgage commercial and consumer loans for both the Company and the Peer Group.  Overall, the Company’s and Peer Group’s risk-weighted assets-to-assets ratio were relatively similar, equal to 50.1% and 51.2%, respectively.

Credit Risk

The Company acquired a large balance of poorly underwritten credit impaired assets as a result of the NCB and MCB acquisitions which increased the balance of NPAs and delinquent loans.  Importantly, the acquired credit-impaired assets are covered under the FDIC loss sharing agreement and have also been marked-to-market creating significant purchase discounts (i.e., both fair value discounts to cover future losses upon disposition and accretable discounts to provide a periodic return on acquired NCB and MCB assets until their ultimate resolution or disposition).  Charter Financial’s management believes that the accretion of purchase discounts coupled with the presence of fair value non-accretable discounts to account for the current market value of the assets minimize the future credit risk of the acquired assets to the Company’s equity and earnings.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.15

Accordingly, the analysis herein assesses the Company’s credit risk exposure relative to the Peer Group focuses on the Company’s non-covered assets, the majority of which were originated or purchased by Charter Financial. On this basis, the ratio of NPAs/assets equaled 2.53% for the Company versus an average of 1.59% for the Peer Group as shown in Table 3.5.  The higher ratio of NPAs reported by the Company, notwithstanding the exclusion of all assets covered by the loss sharing agreement with the FDIC, was the result of both a higher ratio of non-performing loans/loans and REO/assets.  The Company maintained a higher level of loss reserves as a percent of non-covered non-performing loans (87.02% versus 56.83% for the Peer Group) and reserves in comparison to NPAs was comparable (55.58% versus an average of 49.99% for the Peer Group) and reserves to total loans were higher (2.39% versus an average of 0.93% for the Peer Group).  Chargeoffs equaled 0.62% of loans for the Company and 0.15% of loans for the Peer Group.

Interest Rate Risk

Table 3.6 reflects various key ratios highlighting the relative interest rate risk exposure of the Company versus the Peer Group.  In terms of balance sheet composition, Charter Financial’s pro forma interest rate risk characteristics were considered to be slightly more favorable than those of the Peer Group.  While the Company’s operates with lower tangible equity-to-assets and IEA/IBL ratios, the infusion of stock proceeds should serve to improve these ratios relative to the Peer Group.  Moreover, the shortfall in these ratios is partially attributable to the Company’s significant investment in BOLI, which generates fee income as the cash surrender value increases, and the presence of the FDIC indemnification asset.  The non- interest earning FDIC indemnification asset will be diminishing over time as cash is received from the FDIC pursuant to the loss share coverage agreement thereby reducing the level of non-interest earning assets to an extent.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.16

Table 3.5
Credit Risk Measures and Related Information
Comparable Institution Analysis
As of March 31, 2010 or Most Recent Date Available

			NPAs &				Rsrves/
		REO/	90+Del/	NPLs/	Rsrves/	Rsrves/	NPAs &	Net Loan		NLCs/
Institution		Assets	Assets	Loans	Loans	NPLs	90+Del	Chargoffs		Loans
		(%)	(%)	(%)	(%)	(%)	(%)	($000)		(%)

Charter Financial Corporation		0.91%	2.53%	2.75%	2.39%	87.02%	55.58%	$910	(1)	0.62	% (1)

All Public Companies
Averages		0.50%	3.76%	4.66%	1.66%	64.71%	48.71%	$1,470		0.65%
Medians		0.23%	2.61%	3.68%	1.35%	45.03%	40.21%	$448		0.26%

State of GA
Averages		0.55%	6.51%	8.81%	2.15%	24.43%	22.36%	$4,224		2.63%
Medians		0.55%	6.51%	8.81%	2.15%	24.43%	22.36%	$4,224		2.63%

Comparable Group
Averages		0.29%	1.59%	2.02%	0.93%	56.83%	49.99%	$301		0.15%
Medians		0.19%	1.15%	1.09%	0.94%	49.54%	41.25%	$57		0.01%

Comparable Group
ALLB	Alliance Bank MHC of PA (42.0)	0.58%	5.71%	7.87%	1.37%	17.47%	14.80%	$67		0.09%
CSBK	Clifton Savings Bancorp MHC of NJ (37.1)(2)	0.00%	0.23%	0.86%	0.43%	49.54%	83.27%	$0		0.00%
GCBC	Green County Bancorp MHC of NY (43.9)	0.01%	0.69%	1.11%	1.32%	119.51%	117.16%	$120		0.17%
KRNY	Kearny Financial Corp. MHC of NJ (26.5)	0.01%	0.73%	0.63%	0.82%	69.30%	26.85%	$41		-0.01%
LSBK	Lake Shore Bancorp MHC of NY (41.3)	0.08%	0.59%	1.40%	0.62%	25.40%	36.70%	$47		0.00%
EBSB	Meridian Financial Services MHC MA (43.4)	0.30%	2.85%	3.79%	0.92%	24.22%	21.70%	$1,743		0.00%
PBIP	Prudential Bancorp MHC PA (29.3)	1.04%	1.54%	0.00%	0.95%	NA	45.80%	$691		1.07%
RCKB	Rockville Financial MHC of CT (42.9)	0.20%	1.13%	1.07%	0.98%	92.05%	75.77%	$24		0.01%
ROMA	Roma Financial Corp. MHC of NJ (27.0)	0.18%	1.27%	2.50%	1.09%	35.45%	31.36%	$9		0.01%
SIFI	SI Financial Group Inc. MHC of CT (38.2)	0.48%	1.17%	1.00%	0.79%	78.57%	46.51%	$268		0.18%

(1)	Annualized six month result.
(2)	Financial information is for the quarter ending December 31, 2009.

Source:
SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2010 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.17

Table 3.6
Interest Rate Risk Measures and Net Interest Income Volatility
Comparable Institution Analysis
As of March 31, 2010 or Most Recent Date Available

		Balance Sheet Measures
		Tangible		Non-Earn.	Quarterly Change in Net Interest Income
		Equity/	IEA/	Assets/
Institution		Assets	IBL	Assets	3/31/2010	12/31/2009	9/30/2009	6/30/2009	3/31/2009	12/31/2008
		(%)	(%)	(%)	(change in net interest income is annualized in basis points)

Charter Financial Corporation		8.5%	92.9%	16.3%	-42	17	21	-21	-6	3

All Public Companies		10.5%	107.9%	6.0%	5	7	8	1	-4	-1
State of GA		10.0%	104.4%	7.6%	14	2	21	-14	8	-21

Comparable Group
Averages		12.3%	110.4%	5.2%	19	10	11	-1	-13	13
Medians		11.0%	108.6%	5.5%	15	18	9	-1	-11	10

Comparable Group
ALLB	Alliance Bank MHC of PA (42.0)	10.3%	106.7%	5.5%	2	-7	10	-7	9	-8
CSBK	Clifton Savings Bancorp MHC of NJ (37.1)(1)	16.5%	116.3%	3.9%	NA	19	20	-12	-11	7
GCBC	Green County Bancorp MHC of NY (43.9)	9.1%	106.0%	4.2%	20	4	8	5	-11	23
KRNY	Kearny Financial Corp. MHC of NJ (26.5)	17.8%	119.9%	6.6%	2	16	-4	-7	-7	8
LSBK	Lake Shore Bancorp MHC of NY (41.3)	12.9%	111.0%	5.5%	15	22	7	1	-47	23
EBSB	Meridian Financial Services MHC MA (43.4)	11.2%	108.0%	6.4%	51	34	26	14	5	22
PBIP	Prudential Bancorp MHC PA (29.3)	10.7%	108.1%	4.3%	6	19	26	-10	-30	43
RCKB	Rockville Financial MHC of CT (42.9)	10.2%	109.1%	3.3%	25	26	0	0	-10	3
ROMA	Roma Financial Corp. MHC of NJ (27.0)	15.8%	114.1%	6.5%	9	12	22	-1	-31	12
SIFI	SI Financial Group Inc. MHC of CT (38.2)	8.6%	105.1%	5.6%	46	-48	-7	8	3	-4

(1)	Financial information is for the quarter ending December 31, 2009.
NA=Change is greater than 100 basis points during the quarter.

Source:
SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2010 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.18

To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for Charter Financial and the Peer Group.  In general, the relative fluctuations in the Company’s and the Peer Group’s net interest income to average assets ratios were considered to be slightly greater than the Peer Group average but well within the range of the Peer Group companies individually and, thus, based on the interest rate environment that prevailed during the period analyzed in Table 3.5, Charter Financial’s and the Peer Group were viewed as maintaining a similar degree of interest rate risk exposure in their respective net interest margins.  The stability of the Company’s net interest margin should be enhanced by the infusion of stock proceeds, as the increase in capital will reduce the level interest rate sensitive liabilities funding Charter Financial’s assets.

Summary

Based on the above analysis and the criteria employed in the selection of the companies for the Peer Group, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of Charter Financial.  Such general characteristics as asset size, equity position, IEA composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint.  Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP® Financial, LC.	VALUATION ANALYSIS
IV.1

IV.  VALUATION ANALYSIS

Introduction

This section presents the valuation analysis and methodology used to determine Charter Financial’s estimated pro forma market value of the common stock to be issued in conjunction with the offering of additional common stock within the mutual holding company structure.  The valuation incorporates the appraisal methodology promulgated by the OTS and adopted in practice by the FDIC and state banking agencies for standard conversions and mutual holding company offerings, including secondary offerings by mutual holding companies, particularly regarding selection of the Peer Group, fundamental analysis on both the Company and the Peer Group, and determination of the Company’s pro forma market value utilizing the market value approach.

Appraisal Guidelines

The OTS written appraisal guidelines, originally released in October 1983 and updated in late-1994, specify the market value methodology for estimating the pro forma market value of an institution.  The FDIC, state banking agencies and other Federal agencies have endorsed the OTS appraisal guidelines as the appropriate guidelines involving mutual-to-stock conversions.  As previously noted, the appraisal guidelines for MHC offerings, including secondary offerings, are somewhat different, particularly in the Peer Group selection process.  Specifically, the regulatory agencies have indicated that the Peer Group should be based on the pro forma fully-converted pricing characteristics of publicly-traded MHCs, rather than on already fully-converted publicly-traded stock thrifts, given the unique differences in stock pricing of MHCs and fully-converted stock thrifts.  Pursuant to this methodology:  (1) a Peer Group of comparable publicly-traded MHC institutions is selected; (2) a financial and operational comparison of the subject company to the Peer Group is conducted to discern key differences; and (3) the pro forma market value of the subject company is determined based on the market pricing of the Peer Group, subject to certain valuation adjustments based on key differences.  In addition, the pricing characteristics of recent conversions and MHC offerings, including secondary offerings by MHCs, if any, must be considered.

RP® Financial, LC.	VALUATION ANALYSIS
IV.2

RP Financial Approach to the Valuation

The valuation analysis herein complies with such regulatory approval guidelines.  Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Section III, which constitutes “fundamental analysis” techniques.  Additionally, the valuation incorporates a “technical analysis” of recently completed stock conversions, including closing pricing and aftermarket trading of such offerings.  It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.

The pro forma market value determined herein is a preliminary value for the Company’s to-be-issued stock.  Throughout the conversion process, RP Financial will:  (1) review changes in Charter Financial’s operations and financial condition; (2) monitor Charter Financial’s operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift and bank stocks; and (4) monitor pending conversion offerings, particularly minority stock issuances by mutual holding companies including secondary offerings within the mutual holding company, if any, as well as standard conversion offerings, both regionally and nationally, if any.  If material changes should occur during the offering process, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any.  RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

The appraised value determined herein is based on the current market and operating environment for the Company and for all thrifts.  Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including Charter Financial’s value, or Charter Financial’s value alone.  To the extent a change in factors impacting the Company’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.

RP® Financial, LC.	VALUATION ANALYSIS
IV.3

Valuation Analysis

A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III.  The following sections summarize the key differences between the Company and the Peer Group and how those differences affect the pro forma valuation.  Emphasis is placed on the specific strengths and weaknesses of the Company relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform.  We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of the Company coming to market at this time.

1.             Financial Condition

The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness.  The similarities and differences in the Company’s and the Peer Group’s financial strengths are noted as follows:

●
Overall Asset/Liability Composition.  Loans and investments funded by retail deposits were the primary components of the Company’s and Peer Group’s balance sheets.  The Company’s interest-earning asset composition exhibited a modestly lower concentration of loans with a greater concentration of multi-family and commercial mortgage loans while the Peer Group’s loan portfolio was more heavily oriented toward residential mortgage lending inclusive of their investment in MBS.  The Company’s funding base is somewhat different than the Peer Group’s as it relies more heavily on higher cost borrowings and jumbo brokered CDs and credit union CDs.  The Company maintained a lower IEA/IBL than the Peer Group on average.  The Company’s IEA/IBL ratio improves on a pro forma basis, but the Peer Group’s ratio also improves under the second step conversion scenario

●
Credit Risk Profile.  In comparison to the Peer Group, the Company maintained higher levels of NPAs and non-performing loans, even considering only non-covered loans.  Loss reserves maintained as a percent of total loans were higher for the Company.  Loss reserves maintained as a percent of NPAs were comparable.  Importantly, the foregoing credit quality ratios in comparison to the Peer Group do not include the impact of non-performing covered assets where the risk of loss to the Company has been substantially diminished as a result of FDIC loss sharing and the establishment of fair value discounts on estimated losses not covered under loss sharing agreements with the FDIC.

RP® Financial, LC.	VALUATION ANALYSIS
IV.4

●
Balance Sheet Liquidity.  For the most recent period, the Company maintained a higher level of cash and investment securities relative to the Peer Group.  Furthermore, the infusion of the net proceeds from the incremental minority stock issuance will initially increase the Company’s level of liquid assets pending investment of the proceeds into loans and other longer-term investments.  The Company’s future borrowing capacity was considered to be more limited than the Peer Group’s capacity based on its current higher utilization of borrowings in comparison to the Peer Group.

●
Funding Liabilities.  The Company’s interest-bearing funding composition reflected a lower concentration of deposits and a higher concentration of borrowings relative to the comparable Peer Group ratios.  In total, the Company maintained a higher level of interest-bearing liabilities than the Peer Group which, coupled with the higher cost of funds owing to the large balances of borrowed funds and jumbo CDs, contributed to Charter Financial’s high ratio of net interest expense to average assets.  The reliance on wholesale deposits including brokered CDs and credit union deposits tends to increase the funding volatility, both from a funds flow perspective and the interest sensitivity of the deposit base in response to changing market interest rates.  Following the stock offering, the increase in the Company’s equity position should serve to reduce the level of interest-bearing liabilities funding assets to a ratio more closely approximating the Peer Group’s ratio.

●
Equity.  The Company maintains a tangible equity-to-assets ratio which fell below the Peer Group’s average and median on a pre-conversion basis.  On a pro forma basis for the Company and the Peer Group after the incremental minority stock issuance, both on a nominal MHC basis and on a fully converted basis (i.e., assuming the completion of a second step conversion), the Company’s equity ratio is within the range of the Peer Group average and median.

On balance, no adjustment was determined to be appropriate for financial condition reflecting the Company’s credit risk exposure is mitigated by the benefits of the incremental minority stock issuance as well as the high reserve coverage in relation to total loans.  Moreover, the transitioning of the balance sheet to one that has a heavier retail orientation will improve the Company’s exposure to liquidity risk and improve the cost of funds over the long term.

 2.           Profitability, Growth and Viability of Earnings

Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings.  The major factors considered in the valuation are described below.

RP® Financial, LC.	VALUATION ANALYSIS
IV.5

●
Reported Profitability.  On a historical basis, the Company reported higher earnings than the Peer Group based on a return on average assets (“ROAA”) measures equal to 0.97% percent for the Company and 0.46% for the Peer Group.  Reported earnings were supported by non-operating gains, as the Company’s higher ROA was principally the result of non-operating gains, including bargain purchase gains on the NCB and MCB transactions as well as gains on the sale of securities net of non-operating losses.   As noted below, core earnings fell short of the Peer Group average owing to a weaker net interest margin and a higher operating expense ratio and loan loss provisions.  On a pro forma fully converted basis, both the Company and the Peer Group will benefit from the assumed offering proceeds of a second step conversion from a reinvestment perspective.

●
Core Profitability.  As referenced above, the Company’s earnings were supported by non-operating gains to a greater extent than the Peer Group’s earnings.  The Company’s higher efficiency ratio (86.9% for Charter Financial versus 71.7% for the Peer Group) is indicative of the lower core earnings rate based on historical earnings.   Core earnings do not reflect the full impact of the NCB and MCB acquisitions which were completed during the year from either a revenue or expense perspective.  Over the near term, beyond the impact of the bargain purchase gains, the earnings benefit of the acquisitions has been limited as the resulting incremental revenues have been offset by higher operating costs of the acquired institutions.  However, the earnings benefit of these transactions may be more significant over the long term as the Company takes advantage of the expanded retail banking operations.

●
Interest Rate Risk.  Quarterly changes in the Company’s and the Peer Group’s net interest income to average assets ratios indicated the degree of volatility associated with the Company’s and the Peer Group’s net interest margins fell within the range exhibited by the Peer Group.  Other measures of interest rate risk such as the capital and the IEA/IBL ratio were less favorable for the Company, thereby indicating that the Company maintained a higher dependence on the yield-cost spread to sustain net interest income.  The  interest rate risk exposure on “covered loans” is mitigated by the loss-sharing agreements. On a pro forma basis, the Company’s capital position and IEA/IBL ratio will be enhanced by the infusion of stock proceeds, thereby lessening its exposure, although the position of the Peer Group on a second step basis would also improve.

●
Credit Risk.  Loan loss provisions were a more significant factor in the Company’s earnings in comparison to the Peer Group.  In terms of the future exposure to credit-related losses, the Company’s credit risk exposure was similar based on the level of NPAs and reserve coverage ratios (i.e., reserve coverage in relation to total loans was higher than the Peer Group while reserves as a percent of NPAs was similar).  The credit risk of the acquired assets of NCB and MCB in relation to the Peer Group has been diminished by the presence of the FDIC loss sharing agreement and the mark-to-market purchase accounting adjustment applied by the Company.

RP® Financial, LC.	VALUATION ANALYSIS
IV.6

●
Earnings Growth Potential.  Several factors were considered in assessing earnings growth potential.  First, the infusion of stock proceeds will increase the Company’s earnings growth potential with respect to increasing earnings through leverage.  Secondly, the trailing twelve month earnings through March 31, 2010 do not fully reflect the impact of the NCB and MCB acquisitions which should benefit the Company over the long term in a number of ways including the market expansion, earnings on acquired assets and the ability to fund operations with retail deposits to a greater extent.  Third, the Company’s market area provides opportunities for growth through acquisition because many competing financial institutions have been forced to retrench their operations in the face of asset quality problems and operating losses.  As a result, growth opportunities (both organic growth and through acquisition) have been enhanced as a result.  And fourth, the Company has stated its intention to pursue such growth opportunities, including seeking additional FDIC assisted transactions, based on their availability.

●
Return on Equity.  The Company’s pro forma return on equity based on reported core earnings (excluding net non-operating expenses but including trailing twelve month loan loss provisions) will be lower than the Peer Group average and median.  The ROE may be subject to increase over the near term as the earnings benefits of the NCB and MCB acquisitions are realized into earnings and over the longer term if the Company can successfully execute its earnings growth strategies.

Overall, we concluded that a moderate upward adjustment for profitability, growth and viability of earnings was appropriate, primarily in view of the potential for earnings growth as the benefits of the NCB and MCB acquisition are realized and based on the potential for the Company to execute other earnings growth strategies predicated, in part, on market opportunity.

3.             Asset Growth

The Company recorded stronger asset growth than the Peer Group, primarily owing to the completion of the two FDIC-assisted acquisitions.  On a pro forma basis, the Company’s tangible equity-to-assets ratio will be consistent with the Peer Group’s ratio, indicating similar leverage capacity for the Company.  The Company’s post-offering business plan is to leverage pro forma capital through a combination of organic growth and complementary acquisitions, focusing on expanding the retail banking operations.  Given the uncertainty associated with de novo branching and acquisition related growth, the Company’s ability to leverage capital in a timely and effective manner involves a certain degree of execution risk.  At the same time, the current market environment in Georgia is favorable for a well capitalized institution to grow but this is also true for the well-capitalized Peer Group companies which are based in the mid-Atlantic and New England regions of the US.  On balance, we have applied a slight upward valuation adjustment was warranted for this factor.

RP® Financial, LC.	VALUATION ANALYSIS
IV.7

4.             Primary Market Area

The general condition of a financial institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market area.  Operating in the I-85 corridor from suburban Atlanta to eastern Alabama, the Company faces significant competition for loans and deposits from larger financial institutions, which provide a broader array of services and have significantly larger branch networks.  Demographic and economic trends and characteristics in the Company’s primary market area are mixed, but the Troup and Chambers County markets where Charter Financial has historically been based and where the largest portion of its deposit base is gathered are small markets with limited growth potential (see Exhibit III-3).  Moreover, favorable growth trends for other markets where Charter Financial maintains a more limited presence, such as Coweta and Gwinnett Counties in the Atlanta metropolitan area, may be impacted by the severe recession being experienced in the Georgia market.  Income levels in the Company’s markets cover a broad range but are generally modest in the Troup and Chambers County markets. The deposit market share exhibited by the Company fell within the Peer Group range.  As shown in Exhibit III-3, the Company maintains a relatively strong market share in the Troup and Chambers County markets in comparison to the Peer Group averages and medians but its market share is comparatively lower in most other markets.  Troup and Chambers Counties also have relatively high unemployment rates in relation to the Peer Group average and median.  From a competitive standpoint, the recessionary economy which may be impacting the Company’s markets to a greater extent than the Peer Group’s markets has provided Charter Financial with the opportunity to acquire two failed institutions with regulatory assistance and has impacted the asset quality and capital of many competitors, potentially reducing the level of competition for the Company relative to historical levels.

On balance, we concluded that no adjustment was needed for the Company’s market area.

RP® Financial, LC.	VALUATION ANALYSIS
IV.8

5.             Dividends

Charter Financial Corporation has paid a quarterly cash dividend since September 2002.  Beginning with the dividend paid in May 2010, the Company reduced its quarterly dividend from $0.25 per share to $0.05 per share.  The reduction of the dividend reflects in part, the decision to pursue opportunities for deployment of capital in FDIC-assisted transactions such as the NCB and MCB transactions with the objective of enhancing long-term earnings and franchise value.  The Company has indicated its intent to continue to pay a dividend in the future based on a number of factors, including the Company’s capital requirements, acquisition opportunities, financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions.  The Board has further indicated that it expects that the dividend will be significantly reduced or eliminated in the future

Nine of the ten Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 1.45% to 4.19%.  The average dividend yield on the stocks of the Peer Group institutions was 2.30% as of May 21, 2010, representing an average payout ratio of 46.53% of earnings.  As of May 21, 2010, a total of 19 of the 27 MHCs had adopted cash dividend policies, with the dividend paying MHCs exhibiting an average yield of 2.91%.  The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

The Company’s indicated dividend policy following the incremental minority stock issues provides for a comparable yield as maintained by the Peer Group, as the Company is planning to maintain the current dividend policy and at the current midpoint valuation per share, the annual dividend payment of $0.20 per share would provide a yield of 2.33%.  While the payout ratio is very high based on the current core earnings rate, the Company’s ability to maintain the anticipated payout ratio is supported by its strengthened pro forma equity to-assets ratio, which compares closely to the Peer Group average and median.  Accordingly, on balance, we concluded that no adjustment was warranted for purposes of the Company’s dividend policy.

6.             Liquidity of the Shares

The Peer Group is by definition composed of companies that are traded in the public markets.  All ten Peer Group members trade on the NASDAQ.  Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock.  The market capitalization of the Peer Group companies, based on the shares issued and outstanding to public shareholders (i.e., excluding the majority ownership interest owned by the respective MHCs) ranged from $19.9 million to $175.9 million as of May 21, 2010, with average and median market values of $69.2 million and $59.7 million, respectively.  The shares issued and outstanding to the public shareholders of the Peer Group members ranged from 1.8 million to 18.3 million, with average and median shares outstanding of 6.9 million and 6.3 million, respectively.  On a pro forma basis, after the minority stock issuance, the Company’s shares outstanding and market capitalization based on shares outstanding held by the public will approximate to modestly exceed the Peer Group average and median, but be within the range exhibited by the Peer Group companies on an individual basis.  Accordingly, we anticipate that the liquidity in the Company’s stock will be relatively similar to the Peer Group companies’ stocks.  It is anticipated that the Company’s stock will be listed on NASDAQ following the incremental minority stock issuance.  Overall, we concluded that no adjustment was warranted for this factor.

RP® Financial, LC.	VALUATION ANALYSIS
IV.9

7.             Marketing of the Issue

Four separate markets exist for thrift stocks:  (a) the after-market for public companies, both fully-converted stock companies and MHCs, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (b) the new issue market in which converting thrifts are evaluated on the basis of the same factors but on a pro forma basis without the benefit of prior operations as a publicly-held company and stock trading history; and (3) the thrift acquisition market; and (4) the market for the public stock of Charter Financial.  All of these markets were considered in the valuation of the shares issued by the Company pursuant to the incremental minority stock issuance.

a.             The Public Market

The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations.  Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts.  In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general.  Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks.  Exhibit IV-3 displays historical stock price indices for thrifts only.

RP® Financial, LC.	VALUATION ANALYSIS
IV.10

In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed in recent quarters.  Stocks started the fourth quarter of 2009 with a sell-off, as investors reacted negatively to economic data showing a slowdown in manufacturing activity from August to September and more job losses than expected for September.  Energy and material stocks led a stock market rally heading into mid-October, as stock markets rallied around the world.  Good earnings reports from J.P. Morgan Chase and Intel pushed the Dow Jones Industrial Average (“DJIA”) above a 10000 close in mid-October.  Mixed economic data and concerns of the sustainability of the recovery following the removal of the federal stimulus programs provided for volatile trading at the close of October.  Stocks moved higher in early-November, with the DJIA topping 10000 again on renewed optimism about the economy aided by a report that manufacturing activity rose around the world in October.  Expectations that interest rates and inflation would remain low, following a weaker than expected employment report for October, sustained the rally heading into mid-November.  The DJIA hit new highs for the year in mid-November, as investors focused on upbeat earnings from major retailers, signs of economic growth in Asia and the Federal Reserve’s commitment to low interest rates.  Stocks traded unevenly through the second half of November, reflecting investor uncertainty over the strength of the economic recovery and Dubai debt worries.  Easing fears about the Dubai debt crisis, along with a favorable employment report for November, served to bolster stocks at the end of November and into early-December.  Mixed economic data, including a better-than-expected increase in November retail sales and November wholesale inflation rising more than expected, sustained a narrow trading range for the broader stock market heading into mid-December.  Worries about the state of European economies and the dollar’s surge upended stocks in mid-December.  Helped by some positive economic data and acquisition deals in mining and health care, the DJIA posted gains for six consecutive sessions in late-December.  Overall, the DJIA closed up 18.8% for 2009.

Stocks started 2010 in positive territory on mounting evidence of a global manufacturing rebound, while mixed earnings reports provided for an up and down market in mid-January.  The DJIA moved into negative territory for the year heading in into late-January, with financial stocks leading the market lower as the White House proposed new limits on the size and activities of big banks.  Technology stocks led the broader market lower at the close of January, as disappointing economic reports dampened growth prospects for 2010.  Concerns about the global economy and European default worries pressured stocks lower in early-February, as the DJIA closed below 10000 for the first time in three months.  Upbeat corporate earnings and some favorable economic news out of Europe and China help stocks to rebound in mid-February.  The positive trend in the broader stock market continued into the second half of February, as investors seized on mild inflation data and more signs that the U.S. economy was recovering.  Weak economic data pulled stocks lower at the end of February, although the 2.6% increase in the DJIA for the month of February was its strongest showing since November.

RP® Financial, LC.	VALUATION ANALYSIS
IV.11

The DJIA moved back into positive territory for 2010 in early-March, as the broader market rallied on a better-than-expected employment report for February.  Stocks trended higher through mid-March, with the DJIA closing up for eight consecutive trading sessions.  Factors contributing to the eight day winning streak in the DJIA included bullish comments by Citigroup, expectations of continued low borrowing costs following the Federal Reserve’s mid-March meeting that concluded with keeping its target rate near zero and a brightening manufacturing outlook.  Following a one day pull back, the positive trend in the broader market continued heading into late-March.  Gains in the health-care sector following the passage of health-care legislation, better-than-expected existing home sales in February, first time jobless claims falling more than expected and solid earnings posted by Best Buy all contributed to the positive trend in stocks.  The DJIA moved to a 19-month high approaching the end of the first quarter, as oil stocks led the market higher in response to new evidence of global economic strength.  Overall, the DJIA completed its best first quarter since 1999, with a 4.1% increase for the quarter.

More signs of the economy gaining strength sustained the positive trend in the broader stock market at the start of the second quarter of 2010.  The DJIA closed above 11000 heading into mid-April, based on growing optimism about corporate earnings and a recovering economy.  Fraud charges against Goldman Sachs halted a six day rally in the market in mid-April, as financial stocks led a one day sell-off in the broader market.  The broader stock market generally sustained a positive trend during the second half of April, with encouraging first quarter earnings reports and favorable economic data supporting the gains.  Financial stocks lead the broader stock market lower at the end of April on news of a criminal investigation of Goldman Sachs.  The sell-off in the stock market sharpened during the first week of May, largely on the basis of heightened concerns about possible ripple effects from Greece’s credit crisis.  Stocks surged after European Union leaders agreed to a massive bailout to prevent Greece’s financial troubles from spreading throughout the region, but then reversed course heading into the second half of May on continued worries about the fallout from Europe’s credit crisis and an unexpected increase in U.S. jobless claims.  On May 21, 2010, the DJIA closed at 10193.39, an increase of 23.1% from one year ago and a decrease of 2.3% year-to-date, and the NASDAQ closed at 2229.04, an increase of 31.7% from one year ago and a decrease of 1.8% year-to-date.  The Standard & Poor’s 500 Index closed at 1087.69 on May 21, 2010, an increase of 27.5% from one year ago and a decrease of 2.5% year-to-date.

RP® Financial, LC.	VALUATION ANALYSIS
IV.12

The market for thrift stocks has been somewhat uneven in recent quarters, but in general has underperformed the broader stock market.  Some disappointing economic data pushed thrift stocks along with the broader market lower at the beginning of the fourth quarter of 2009.  Thrift stocks rebounded modestly through mid-October, aided by a rally in the broader stock market and a strong earnings report from J.P. Morgan Chase.  Concerns of more loan losses and a disappointing report on September new home sales provided for a modest retreat in thrift prices in late-October.  After bouncing higher on a better-than-expected report for third quarter GDP growth, financial stocks led the broader market lower at the end of October in the face of a negative report on consumer spending.  In contrast to the broader market, thrift stocks edged lower following the Federal Reserve’s early-November statement that it would leave the federal funds rate unchanged.  Thrift stocks rebounded along with the broader market going into mid-November, following some positive reports on the economy and comments from the Federal Reserve that interest rates would remain low amid concerns that unemployment and troubles in commercial real estate would weigh on the economic recovery.  Fresh economic data that underscored expectations for a slow economic recovery and Dubai debt worries pushed thrift stocks lower during the second half of November.  Financial stocks led a broader market rebound at the close of November and into early-December, which was supported by a favorable report for home sales in October and expectations that the Dubai debt crisis would have a limited impact on U.S. banks.  The favorable employment report for November added to gains in the thrift sector in early-December.  Financial stocks edged higher in mid-December on news that Citigroup was repaying TARP funds, which was followed by a pullback following a report that wholesale inflation rose more than expected in November and mid-December unemployment claims were higher than expected.  More attractive valuations supported a snap-back rally in thrift stocks heading into late-December, which was followed by a narrow trading range for the thrift sector through year end.  Overall, the SNL Index for all publicly-traded thrifts was down 10.2% in 2009, which reflects significant declines in the trading prices of several large publicly-traded thrifts during 2009 pursuant to reporting significant losses due to credit quality related deterioration.

RP® Financial, LC.	VALUATION ANALYSIS
IV.13

Thrift stocks traded in a narrow range during the first few weeks of 2010, as investors awaited fourth quarter earnings reports that would provide further insight on credit quality trends.  An unexpected jump in jobless claims and proposed restrictions by the White House on large banks depressed financial stocks in general heading into late-January.  Amid mixed earnings reports, thrift stocks traded in a narrow range for the balance of January.  Financial stocks led the broader market lower in early-February and then rebounded along with the broader market in mid-February on some positive economic data including signs that home prices were rising in some large metropolitan areas.  Mild inflation readings for wholesale and consumer prices in January sustained the upward trend in thrift stocks heading into the second half of February.  Comments by the Federal Reserve Chairman that short-term interest rates were likely to remain low for at least several months helped thrift stocks to ease higher in late-February.

The thrift sector moved higher along with the broader stock market in-early March 2010, aided by the better-than-expected employment report for February.  Financial stocks lead the market higher heading into mid-March on optimism that Citigroup would be able to repay the U.S. Government after a successful offering of trust preferred securities.  The Federal Reserve’s recommitment to leaving its target rate unchanged “for an extended period” sustained the positive trend in thrift stocks through mid-March.  Thrift stocks bounced higher along with the broader stock market heading into late-March, which was followed by a slight pullback as debt worries sent the yields on Treasury notes higher.

An improving outlook for financial stocks in general, along with positive reports for housing, employment and retail sales, boosted thrift stocks at the start of the second quarter of 2010.  A nominal increase in March consumer prices and a strong first quarter earnings report from JP Morgan Chase & Co. supported a broad rally in bank and thrift stocks heading into mid-April, which was followed by a pullback on news that the SEC charged Goldman Sachs with fraud.  Thrift stocks generally underperformed the broader stock market during the second half of April, as financial stocks in general were hurt by uncertainty about the progress of financial reform legislation, Greece’s debt crisis and news of a criminal investigation of Goldman Sachs.  Thrift stocks retreated along the broader stock market in the first week of May, based on fears that the growing debt crisis in Europe could hurt the economic recovery.  Likewise, thrift stocks surged higher along with the broader stock market after European Union officials announced a massive bailout plan to avert a public-debt crisis and then fell heading into the second half of May on lingering concerns about the euro.  News of rising mortgage delinquencies in the first quarter of 2010, an expected slowdown in new home construction and uncertainty over financial reform legislation further contributed to lower trading prices for thrift stocks.  On May 21, 2010, the SNL Index for all publicly-traded thrifts closed at 592.0, an increase of 12.6% from one year ago and an increase of 0.9% year-to-date.

RP® Financial, LC.	VALUATION ANALYSIS
IV.14

b.           The New Issue Market

In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Bank’s pro forma market value.  The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically:  (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials.  The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio may reflect a premium to book value.  Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

The marketing for converting thrift issues turned more positive in the fourth quarter of 2009 and the first quarter of 2010, as indicated by an increase in conversion activity and the relative success of those offerings.  For the most part, the recent conversion offerings experienced healthy subscription takedowns and have traded at or slightly above their IPO prices in initial trading activity.  Consistent with the broader thrift market, conversion pricing reflects continued investor uncertainty over stock market trends, credit quality trends, economic trends and financial reform legislation.  As shown in Table 4.1, one standard conversion and one second-step conversions were completed during the past three months.   The standard conversion offering, Harvard Illinois Bancorp, Inc (“Harvard”), is considered to be more relevant for our analysis.  Harvard’s offering was completed in April 2010 and closed between the minimum and midpoint of the offering range.  Harvard’s closing pro forma price/tangible book ratio equaled 43.1%.  Harvard’s stock is quoted on the OTC Bulletin Board and, as of May 21, 2010, Harvard’s stock price closed at $8.35 or 16.5% below its IPO price.

RP® Financial, LC.	VALUATION ANALYSIS
IV.15

Table 4.1
Pricing Characteristics and After-Market Trends
Recent Conversions Completed (Last Three Months)

[Table Omitted]

Note: * - Appraisal performed by RP Financial; BOLD=RP Financial did the Conversion Business Plan. “NT” - Not Traded; “NA” - Not Applicable, Not Available; C/S-Cash/Stock.

(1)	Non-OTS regulated thrift.
(2)	As a percent of MHC offering for MHC transactions.
(3)	Does not take into account the adoption of SOP 93-6.
(4)	Latest price if offering is less than one week old.
(5)	Latest price if offering is more than one week but less than one month old.
(6)	Mutual holding company pro forma data on full conversion basis.
(7)	Simultaneously completed acquisition of another financial institution.
(8)	Simultaneously converted to a commercial bank charter.
(9)	Former credit union.

May 21, 2010

RP® Financial, LC.	VALUATION ANALYSIS
IV.16

Shown in Table 4.2 are the current pricing ratios for Eagle Bancorp Montana, which is the only company that has completed a fully-converted offering during the past three months and is traded on NASDAQ or an Exchange.  Eagle Bancorp’s offering was a second-step conversion, which tends to be priced higher on a P/TB basis relative to full standard conversion offerings.  Eagle Bancorp’s current  P/TB ratio equaled 81.61%.

The most recent minority stock issuance by a mutual holding company was completed by Cullman Bancorp, Inc. of Alabama in October 2009, raising gross proceeds of $10.8 million and closing at a fully converted P/TB equal to 53.5%.

c.             The Acquisition Market

Also considered in the valuation was the potential impact on Charter Financial stock price of recently completed and pending acquisitions of other savings institutions and banks operating in Georgia and Alabama.  As shown in Exhibit IV-4, there were 11 Georgia and Alabama thrift and bank acquisitions completed from the beginning of 2007 through year-to-date 2010.  The recent acquisition activity involving Georgia and Alabama savings institutions and banks may imply a certain degree of acquisition speculation for the Company’s stock.  To the extent that speculation of a re-mutualization may impact the Company’s valuation, we have largely taken this into account in selecting companies which operate in the MHC form of ownership.  Accordingly, the Peer Group companies are considered to be subject to the same type of acquisition speculation that may influence the Company’s trading price.

d.           Trading in Charter Financial Stock

Since Charter Financial’s minority stock currently trades under the symbol “CHFN” on the OTC Bulletin Board, RP Financial also considered the recent trading activity in the valuation analysis.  Charter Financial had a total of 18,672,361 shares issued and outstanding at May 21, 2010, of which 2,814,437 shares were held by shareholders other than the MHC and traded as public securities.  As of May 21, 2010, the Company’s closing stock price was $9.85 per share, implying an aggregate value of $27.2 million for the minority shares and $183.9 million for all the shares.  There are some differences between the Company’s minority stock (currently being traded) and the stock which will be offered to the public for sale pursuant to the Stock Issuance Plan.  In this regard, the incremental offering of minority stock is expected to enhance the liquidity of the stock owing to larger number of public shares available to trade.  Additionally, the Company will increase its capital and ability to grow and leverage but the ROE may initially be depressed.  Since the pro forma impact of these considerations has not been fully disseminated publicly to date, it is appropriate to discount the current trading price level.  As the pro forma impact of the offering is made known publicly through the related securities filings, the trading price level will become more informative.

*  *  *  *  *  *  *  *  *  *  *

RP® Financial, LC.	VALUATION ANALYSIS
IV.17

Table 4.2
Market Pricing Comparatives
Prices As of May 21, 2010

[Table Omitted]

(1)	Average of High/Low or Bid/Ask price per share.
(2)	EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis.
(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.
(4)	Indicated 12 month dividend, based on last quarterly dividend declared.
(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.
(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2010 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS
IV.18

In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for thrift conversions and the local acquisition market for thrift stocks.  Importantly, we noted that recent full conversions have been priced at a significant discount to the market, perhaps requiring more of a downward valuation adjustment for marketing of the issue than offerings where per share trading price information is available.  In the case of Charter Financial and the second-step conversions currently in the market, pricing information in the form of a trading price is already available as a market indicator of value.  For these institutions, a significant downward adjustment for marketing of the issue does not appear to be necessary.  Taking these factors and trends into account, coupled with the potential attractiveness of Charter Financial’s stated acquisition strategy as a use of capital RP Financial concluded that no adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

8.             Management

Charter Financial management team appears to have experience and expertise in all of the key areas of the Company’s operations.  Exhibit IV-5 provides a listing of Charter Financial Board of Directors and senior management.  The Company’s management and Board of Directors have been effective in implementing an operating strategy that can be well managed by the Company’s present organizational structure as indicated by the financial characteristics of the Company.  Currently, the Company has no vacancies in executive management positions.  Similarly, the returns, capital positions, and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies.  Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

RP® Financial, LC.	VALUATION ANALYSIS
IV.19

9.             Effect of Government Regulation and Regulatory Reform

As an OTS regulated mutual holding company institution, Charter Financial will operate in substantially the same regulatory environment as the Peer Group members -- all of whom are adequately capitalized mutual holding company institutions and are operating with no apparent restrictions.  Exhibit IV-6 reflects the Company’s pro forma regulatory capital ratios. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

Summary of Adjustments

Overall, based on the factors discussed above, we concluded that the Company’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

RP® Financial, LC.	VALUATION ANALYSIS
IV.20

Key Valuation Parameters:	Valuation Adjustment

Financial Condition	No Adjustment
Profitability, Growth and Viability of Earnings	Moderate Upward
Asset Growth	Slight Upward
Primary Market Area	No Adjustment
Dividends	No Adjustment
Liquidity of the Shares	No Adjustment
Marketing of the Issue	No Adjustment
Management	No Adjustment
Effect of Govt. Regulations and Regulatory Reform	No Adjustment

Basis of Valuation - Fully-Converted Pricing Ratios

As indicated in Section III, the valuation analysis included in this section places the Peer Group institutions on equal footing by restating their financial data and pricing ratios on a “fully-converted” basis.  We believe there are a number of characteristics of MHC shares that make them different from the shares of fully-converted companies.  These factors include:  (1) lower aftermarket liquidity in the MHC shares since less than 50% of the shares are available for trading; (2) no opportunity for public shareholders to exercise voting control, thus limiting the potential for acquisition speculation in the stock price; (3) the potential pro forma impact of second-step conversions on the pricing of MHC institutions; and (4) the regulatory policies regarding the dividend waiver policy by MHC institutions.  The above characteristics of MHC shares have provided MHC shares with different trading characteristics than fully-converted companies.  To account for the unique trading characteristics of MHC shares, RP Financial has placed the financial data and pricing ratios of the Peer Group on a fully-converted basis to make them comparable for valuation purposes.  Using the per share and pricing information of the Peer Group on a fully-converted basis accomplishes a number of objectives.  First, such figures eliminate distortions that result when trying to compare institutions that have different public ownership interests outstanding.  Secondly, such an analysis provides ratios that are comparable to the pricing information of fully-converted public companies, and more importantly, are directly applicable to determining the pro forma market value range of the 100% ownership interest in the Company as an MHC.  Lastly, such an analysis allows for consideration of the potential dilutive impact of dividend waiver policies adopted by the Federal agencies.  This technique is validated by the investment community’s evaluation of MHC pricing, which also incorporates the pro forma impact of a second-step conversion based on the current market price.

RP® Financial, LC.	VALUATION ANALYSIS
IV.21

To calculate the fully-converted pricing information for MHCs, the reported financial information for the public MHCs must incorporate the following assumptions, based on completed second step conversions to date:  (1) all shares owned by the MHC are assumed to be sold at the current trading price in a second step-conversion; (2) the gross proceeds from such a sale were adjusted to reflect reasonable offering expenses and standard stock based benefit plan parameters that would be factored into a second-step conversion of MHC institutions; (3) net proceeds are assumed to be reinvested at market rates on an after-tax basis; and (4) for FDIC-regulated institutions, the public ownership interest is adjusted to reflect the pro forma impact of the waived dividends pursuant to applicable regulatory policy.  Book value per share and earnings per share figures for the public MHCs were adjusted by the impact of the assumed second step conversion, resulting in an estimation of book value per share and earnings per share figures on a fully-converted basis.  Importantly, no explicit adjustment has been made to the Peer Group to account for the potential impact to a change in the regulatory structure, particularly as it may apply to the treatment of waived dividends in calculating the Peer Group’s fully converted pricing ratios as the potential treatment is uncertain at this time and thus, cannot be quantified.  Table 4.3 on the following page shows the calculation of per share financial data (fully-converted basis) for each of the 10 public MHC institutions that form the Peer Group.

Valuation Approaches: Fully-Converted Basis

In applying the accepted valuation methodology promulgated by the OTS and adopted by the FDIC, i.e., the pro forma market value approach, including the fully-converted analysis described above, we considered the three key pricing ratios in valuing the Company’s to-be-issued stock -- price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches -- all performed on a pro forma basis including the effects of the stock proceeds.  In computing the pro forma impact of the Additional Stock Issuance and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Company’s prospectus for reinvestment rate, effective tax rate and stock benefit plan assumptions (summarized in Exhibits IV-7 and IV-8).  Pursuant to the incremental offering, we have also incorporated the valuation parameters disclosed in the Company’s prospectus for offering expenses.  The assumptions utilized in the pro forma analysis in calculating the Company’s full conversion value are described more fully below.

RP® Financial, LC.	VALUATION ANALYSIS
IV.22

Table 4.3
Calculation of Implied Per Share Data -- Incorporating MHC Second Step Conversion
Comparable Institution Analysis
For the 12 Months Ended March 31, 2010

[Table Omitted]

(1)	Gross proceeds calculated as stock price multiplied by the number of shares owned by the mutual holding company (i.e., non-public shares).
(2)
Net increase in capital reflects gross proceeds less offering expenses, contra-equity account for leveraged ESOP and deferred compensation account for restricted stock plan. For institutions with assets at the MHC level, the net increase in capital also includes consolidation of MHC assets with the capital of the institution concurrent with hypothetical second step.

Offering expense percent	4.00%
ESOP percent purchase	8.00%
Recognition plan percent	4.00%
(3)	Net increase in earnings reflects after-tax reinvestment income (assumes ESOP and recognition plan do not generate reinvestment income), less after-tax ESOP amortization and recognition plan vesting:
After-tax reinvestm ent	3.18%
ESOP loan term (years)	10
Recognition plan vesting (years)	5
Effective tax rate	34.00%
(4)	Figures reflect adjustments to “non-grandfathered” companies to reflect dilutive impact of cumulative dividends waived by the MHC (reflect FDIC policy regarding waived dividends).
(5)	Reflects pro forma ownership position of minority stockholders after taking into account the OTS and FDIC policies regarding waived dividends assum ing a hypothetical second step.
For OTS “grandfathered” companies, dilution reflects excess waived dividends and MHC assets. For all other companies, dilution reflects all waived dividends and MHC assets.

Source:
Corporate reports, offering circulars, and RP® Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2010 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS
IV.23

●
Conversion Expenses.  Offering expenses reflect fixed expenses of $1.95 million and variable expenses assuming 25% of the stock is sold in subscription at a commission of 1.0% (subject to a minimum commission of $125 thousand for the subscription offering) and the remaining stock is sold in a syndicated community offering at a commission of 6.0%.  These assumptions are substantially consistent with the fixed expenses assumed by the Company in its Offering and the selling expenses typical in larger deals in the market currently.

●	Effective Tax Rate. The Company has determined the marginal effective tax rate on the net reinvestment benefit of the offering proceeds to be 38.6%.

●	Reinvestment Rate. The pro forma section in the prospectus incorporates a 2.55% reinvestment rate, equivalent 5 Year U.S. Treasury rate as of March 31, 2010.

●	ESOP. The ESOP is assumed to purchase 300,000 shares at each point in the offering range funded internally with an ESOP loan amortized on a straight-line basis over 30 years.

●
Recognition and Retention Plan (“RRP”).  The RRP is assumed to purchase 82,000 shares at each point in the offering range at a price equivalent to the initial public offering price and will be amortized on a straight-line basis over 5 years.

●
Stock Options:  Options to purchase 207,000 shares are granted at a fair value calculated to equal $1.90 per option, assuming an $8.60 per share offering price (at the midpoint) with options vested over five years.

●
Mutual Holding Company Equity.  Pursuant to a second step conversion, the MHC would be consolidated with the Company and a net liability of $743 thousand at the MHC level would be added to the Company’s March 31, 2010 reported financial information.  This adjustment was made in calculating the Company’s fully converted value (but is not included in the pro forma calculations for the incremental offerings because no MHC consolidation will take place in the incremental offerings).

Importantly, after making the foregoing adjustments, the equity valuation base is slightly different (i.e., as reported in the prospectus) in preparing the pro forma pricing ratios on a minority issuance basis versus the equity base employed for appraisal purposes in developing the value pursuant to a hypothetical second step conversion.  In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group, recent conversions and MHC offerings.

RP Financial’s valuation placed an emphasis on the following:

●
P/E Approach.  The P/E approach is generally the best indicator of long-term value for a stock.  While there are similarities between the Company’s and the Peer Group’s earnings composition and overall financial condition, the high level of non-operating income for the Company and the potential benefit of the Company’s recent acquisitions introduce some key differences between the Company and the Peer Group.  Coupled with the fact that (1) the earnings multiples will be evaluated on a pro forma fully-converted basis for the Company as well as for the Peer Group and (2) the Peer Group on average has had the opportunity to realize the benefit of reinvesting proceeds from their minority stock issuances to a greater extent than the Company, given their higher minority ownership ratios, we also considered the other valuation approaches.

RP® Financial, LC.	VALUATION ANALYSIS
IV.24

●
P/B Approach.  P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of an initial public offering, as the earnings approach involves assumptions regarding the use of proceeds.  RP Financial considered the P/B approach to be a valuable indicator of pro forma value taking into account the pricing ratios under the P/E and P/A approaches.  We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.  In our valuation, we placed considerable weight on the P/TB approach because it was our conclusion that investors will evaluate this factor in determining value over the short- and mid-term.

●
P/A Approach.  P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings.  Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio.  At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that, as of May 21, 2010, the Company’s aggregate pro forma market value on a fully converted basis, was $9.15 per share  at the midpoint, equal to $170,852,103 based on the 18,672,361 shares issued and outstanding before and after the offerings.  This pro forma market value forms the midpoint of the valuation range with a minimum of $145,270,969 and a maximum of $196,433,238 ased on a minimum price per share of $7.78 and a maximum price per share of $10.52.  The resulting range of value pursuant to regulatory guidelines and the corresponding pro forma valuation per share based upon 18,672,361 shares issued and outstanding is set forth below:

RP® Financial, LC.	VALUATION ANALYSIS
IV.25

	Pro Forma Valuation Per Share	Total Shares Issued and Outstanding (1)	Pro Forma Market Value
Maximum	$10.52	18,672,361	$196,433,238
Midpoint	$9.15	18,672,361	$170,852,103
Minimum	$7.78	18,672,361	$145,270,969

(1) Pursuant to the Stock Issuance Plan, the number of shares will not change as a result of the incremental offering.

1.           Price-to-Earnings (“P/E”).  The application of the P/E valuation method requires calculating the Company’s pro forma market value by applying a valuation P/E multiple (fully-converted basis) to the pro forma earnings base.  In applying this technique, we considered both reported earnings and core earnings, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds.  The reinvestment rate of 2.55% was based on the Company’s business plan for reinvestment of the net proceeds, which assumes that the net proceeds will be invested at a blended rate equivalent to the five year U.S. Treasury yield at March 31, 2010.  In deriving Charter Financial’s estimated core earnings for purposes of the valuation, adjustments made to reported net income included elimination of FHLB prepayment penalties, securities gains and gains on the sale of property, OTTI related charges, and income recognition from the bargain purchase of MCB.  As shown below, on a tax-effected basis, assuming an effective marginal tax rate of 38.6%, the Company’s core earnings were calculated at negative $0.5 million for the twelve months ended March 31, 2010 (Note: see Exhibit IV-13 for the adjustments applied to the Peer Group’s earnings in the calculation of core earnings).

Twelve Months Ended March 31, 2010 Amount
(in millions)
Reported Net Income	$8.6
Addback: Prepayment Penalties on Advances	1.4
Addback: OTTI Impairment Charges	3.5
Deduct: Net Gain on Sale of Property	(2.1)
Deduct: Net Gain on Sale of Investment Securities	(2.2)
Deduct: Bargain Purchase Income	(15.6)
Tax effect on adjustments @ 38.6% effective rate	5.8
Core earnings estimate	($0.5)

RP® Financial, LC.	VALUATION ANALYSIS
IV.26

Based on the Company’s pre-conversion reported and core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Company’s pro forma reported and core P/E multiples (fully-converted basis) at the $170.9 million midpoint value equaled  16.31x and 130.77x, respectively, indicating a discount of 35.7% and premium of 439.3% respectively, to the Peer Group’s median reported and core P/E multiples (fully-converted basis) of 25.38x and 24.25x, respectively (see Table 4.4).  The implied discounts or premiums reflected in the Company’s pro forma P/E multiples take into consideration the Company’s pro forma P/B and P/A ratios.

On a “reported” basis, reflecting the actual amount of the incremental offering (as opposed to the fully converted ratios), the Company’s pro forma P/E multiple based on reported earnings equaled 19.21x assuming the midpoint valuation of $9.15 per share and an offering of 4,281,060 shares (public ownership increased to 38%) while the P/E equaled 18.72x assuming the midpoint valuation of $9.15 per share and an offering of 5,961,573 shares (public shareholder ownership percent increased to 47%).  The P/E multiples ranged from 16.06x assuming the minimum valuation of $7.78 per share and an offering of 5,961,573 shares (public shareholder ownership percent increased to 47%) to 21.97x assuming the maximum valuation of $10.52 per share and an offering of 4,281,060 shares (public ownership increased to 38%).  These pricing ratios reflected a discounts of 24.0% and premium of 4.0%, respectively, from the Peer Group median P/E on a reported basis of 21.12x.  P/E multiples based on core earnings were not meaningful (see Table 4.5).  The pro forma analysis sheet and pro forma effects exhibits for the 38% offering are included as Exhibit IV-9 and IV-10 and the exhibits for the 47% offering are included as Exhibit IV-11 and IV-12.

We concluded the significant premiums in the Company’s fully converted pro forma core earnings multiples in comparison to the Peer Group are warranted based on the discount indicated for P/B and P/TB multiples discussed below and owing to the Company’s earnings growth potential.  With regard to this latter factor, we concluded that the Company’s core earnings may be subject to increase over the near term as the earnings benefits of the NCB and MCB acquisitions are fully realized and owing to other factors which may facilitate future earnings growth including the repricing of high cost borrowings and CDs to lower market rates and the targeted transition of deposits to a greater retail orientation.  Additionally, the Company believes there may likely be additional acquisition opportunities locally given the large number of distressed financial institutions and management has indicated the intent to pursue growth through acquisition to leverage its strong pro forma capital position if such acquisitions are estimated to be accretive to earnings.

RP® Financial, LC.	VALUATION ANALYSIS
IV.27

2.  Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Company’s pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group’s P/B ratio (fully-converted basis), to the Company’s pro forma book value (fully-converted basis).  Based on the $170.9 million midpoint valuation, the Company’s pro forma fully converted P/B and P/TB ratios equaled 70.38% and 71.99%, respectively.  In comparison to the median P/B and P/TB ratios for the Peer Group of 76.40% and 80.41% the Company’s ratios reflected a discount of 7.9% on a P/B basis and a discount of 10.5% on a P/TB basis.  At the maximum of the valuation range, the Company’s pro forma P/B and P/TB ratios (fully-converted basis) equaled 74.73% and 76.31%, respectively, indicating discounts of 2.2% on a P/B basis and of 5.1% on a P/TB basis relative to the Peer Group median multiples.

                On a reported basis, reflecting the actual amount of the incremental offering (as opposed to the fully converted ratios), the Company’s pro forma P/B ratio equaled 119.92% assuming the midpoint valuation of $9.15 per share and an offering of 4,281,060 shares (public ownership increased to 38%) while the P/B ratio equaled 108.67% assuming the midpoint valuation of $9.15 per share and an offering of 5,961,573 shares (public shareholder ownership percent increased to 47%).  The pro forma P/TB ratio equaled 124.66% at the midpoint assuming the public shareholder ownership is increased to 38% while equaling 112.55% at the midpoint assuming the public shareholder ownership is increased to 47%.  Reflecting the entire range of value, the Company’s pro forma P/B ratio based on reported book value ranged from 96.86% assuming the minimum valuation of $7.78 per share and an offering of 5,961,573 shares (public shareholder ownership percent increased to 47%) to 133.20% assuming the maximum valuation of $10.52 per share and an offering of 4,281,060 shares (public ownership increased to 38%).  The P/B ratios reflect a discount of 25.9% and a premium of 1.9%, respectively, in comparison to the median reported P/B ratio of 130.73% for the Peer Group (see again Table 4.5).  The Company’s pro forma P/TB ratio based on tangible book value ranged from 100.48% assuming the minimum valuation of $7.78 per share and an offering of 5,961,573 shares (public shareholder ownership percent increased to 47%) to 138.09% assuming the maximum valuation of $10.52 per share and an offering of 4,281,060 shares (public ownership increased to 38%).  The P/TB ratios reflect a discount of 25.4% and a premium of 2.5%, respectively, in comparison to the median reported P/TB ratio of 134.71% for the Peer Group.

3.  Price-to-Assets (“P/A”).  The P/A valuation methodology determines market value by applying a valuation P/A ratio (fully-converted basis) to the Company’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases.  In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein.  At the midpoint of the valuation range, the Company’s full conversion value equaled 12.43% of pro forma assets.  Comparatively, the Peer Group companies exhibited a median P/A ratio (fully-converted basis) of 13.52%, and thus, the Company’s pro forma P/A ratio (fully-converted basis) reflects a 8.1% discount relative to the Peer Group average.  At the midpoint on a reported basis, reflecting the actual amount of the incremental offering (as opposed to the fully converted ratios), the Company’s pro forma P/A ratio equaled 13.40% assuming the midpoint valuation of $9.15 per share and an offering of 4,281,060 shares (public ownership increased to 38%) while the P/B ratio equaled 13.25% assuming the midpoint valuation of $9.15 per share and an offering of 5,961,573 shares (public shareholder ownership percent increased to 47%).  Over the full offering range, the Company’s pro forma P/A ratio ranged from 11.33% at the low end of ratios, which implies a discount of 21.6% relative to the Peer Group median ratio, to 15.35% at the high end of pro forma P/A ratios which results in a 6.2% premium relative to the Peer Group’s median P/A ratio of 14.46%.

RP® Financial, LC.	VALUATION ANALYSIS
IV.28

Comparison to Recent Offerings

As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings can not be a primary determinate of value.  Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals).  As discussed previously, there have been no minority stock issuances by MHCs over the last three months and the most recent minority stock issuance by a mutual holding company was completed by Cullman Bancorp, Inc. of Alabama in October 2009, raising gross proceeds of $10.8 million and closing at a fully converted P/TB equal to 53.5% (versus the Charter Financial midpoint P/TB valuation of 71.99%).  Recent limited trading activity in Cullman Bancorp’s stock indicates that appreciation of less than 1% in aftermarket trading based on a recent closing price of $10.08 per share.

Harvard Illinois was the only standard conversion offering completed during the past three months.  In comparison to Harvard Illinois’ 43.1% closing forma P/TB ratio, the Company’s P/TB ratio of 71.99% at the midpoint value reflects an implied premium of 67.0%.

RP® Financial, LC.	VALUATION ANALYSIS
IV.29

Valuation Conclusion

Based on the foregoing, RP Financial concluded that, as of May 21, 2010, the Company’s aggregate pro forma market value on a fully converted basis, was $9.15 per share  at the midpoint, equal to $170,852,103 based on the 18,672,361 shares issued and outstanding before and after the offerings.  This pro forma market value forms the midpoint of the valuation range with a minimum of $145,270,969 and a maximum of $196,433,238 based on a minimum price per share of $7.78 and a maximum price per share of $10.52. The Stock Issuance Plan allows the Board of Directors to determine the number of shares that will be sold in the Offering, with a minimum number of shares sold that will increase the public stockholders’ ownership to 38.0% and a maximum number of share sold that will increase the public stockholders’ ownership to 47.0%.  Based on the midpoint pro forma market value of $9.15 per share and the valuation range discussed above, the offering assuming the minimum shares and maximum shares offered are set forth below.

				Percent of Company Shares
	Pro Forma	Total Shares			Outstanding
	Valuation	Sold in the	Offering	Sold in the	After the
	Per Share	Offering	Amount	Offering	Offering

Assuming the minimum number of shares sold
Maximum	$10.52	5,961,573	$62,715,748	31.9%	47.0%
Midpoint	$9.15	5,961,573	$54,548,393	31.9%	47.0%
Minimum	$7.78	5,961,573	$46,381,038	31.9%	47.0%

Assuming the maxmum number of shares sold
Maximum	$10.52	4,281,060	$45,036,751	22.9%	38.0%
Midpoint	$9.15	4,281,060	$39,171,699	22.9%	38.0%
Minimum	$7.78	4,281,060	$33,306,647	22.9%	38.0%

RP® Financial, LC.	VALUATION ANALYSIS
IV.30

Table 4.4
MHC Institutions -- Pricing Ratios Fully Converted Basis
As of May 21, 2010

[Table Omitted]

(1)	Average of High/Low or Bid/Ask price per share.
(2)	EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis, and is shown on a pro forma basis where appropriate.
(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.
(4)	Indicated 12 month dividend, based on last quarterly dividend declared.
(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.
(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: Corporate reports, offering circulars, and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2010 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS
IV.31

Table 4.5
MHC Institutions -- Pricing Ratios Reported Basis
As of May 21, 2010

[Table Omitted]

(1)	Average of High/Low or Bid/Ask price per share.
(2)	EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis, and is shown on a pro forma basis where appropriate.
(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.
(4)	Indicated 12 month dividend, based on last quarterly dividend declared.
(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.
(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: Corporate reports, offering circulars, and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.